Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

BIMINI MORTGAGE MANAGEMENT, INC.,

BIMINI ACQUISITION LLC,

OPTEUM FINANCIAL SERVICES, LLC

AND THE MEMBERS NAMED HEREIN

Dated as of September 29, 2005

TABLE OF CONTENTS

ARTICLE I	THE TRANSACTION

1.1.	The Merger

1.2.	The Effective Time

1.3.	Effects of the Merger

1.4.	Effects on Membership Interests

1.5.	Adjustments to Exchange Amounts

1.6.	Fractional Shares

1.7.	Limited Liability Company Agreement and Officers of the Surviving Company

1.8.	Further Assurances

1.9.	Delivery of Share Certificates

1.10.	No Further Ownership Rights in Company Membership Interests

1.11.	Withholding Rights

1.12.	Transfer of Ownership

1.13.	Closing

1.14.	Escrow; Closing Date Book Value and Adjustments

1.15.	Contingent Amount

1.16.	Cash Payment Account Information

1.17.	Appraisal Rights.

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE MEMBERS WITH RESPECT TO THE COMPANY

2.1.	Several Representations of the Members

2.2.	Organization and Qualification of the Company.

2.3.	Capital Structure.

2.4.	Subsidiaries

2.5.	Authority; Binding Effect; No Conflicts

2.6.	Financial Statements

2.7.	Absence of Certain Changes

2.8.	Absence of Undisclosed Liabilities

2.9.	Litigation; Governmental Proceedings.

2.10.	Business Restrictions

2.11.	Laws and Regulations.

2.12.	Properties

i

2.13.	Intellectual Property

2.14.	Taxes

2.15.	Employee Benefit Plans

2.16.	Employee Matters

2.17.	Interested Party Transactions

2.18.	Insurance

2.19.	Regulatory Matters

2.20.	Material Contracts

2.21.	Assets

2.22.	Bank Accounts, Letters of Credit and Powers of Attorney

2.23.	Mortgage Loans

2.24.	Residual Interests

2.25.	Reports

2.26.	Brokers’ and Finders’ Fees

2.27.	Books and Records

2.28.	Representations Complete

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT

3.1.	Organization, Standing and Authority

3.2.	Capital Structure

3.3.	Binding Effect; No Conflicts

3.4.	SEC Documents; Financial Statements

3.5.	Litigation

3.6.	Brokers’ and Finders’ Fees

3.7.	Operations of Merger Sub

3.8.	Merger Sub Tax Election

3.9.	Operations of Company

3.10.	Company’s Historic Business

ARTICLE IV	COVENANTS AND ADDITIONAL AGREEMENTS

4.1.	Conduct of Business of the Company

4.2.	No Solicitations

4.3.	Access to Information; Confidentiality

4.4.	Regulatory and Other Approvals

4.5.	Third Party Consents

4.6.	Tax Consequences

4.7.	Notice and Cure

4.8.	Fulfillment of Conditions

ARTICLE V	ADDITIONAL AGREEMENTS

5.1.	Registration Requirements

5.2.	Blue Sky Filings

5.3.	Payment of Outstanding Loans

5.4.	Agreement of Parent and the Members with respect to the Conversion

5.5.	Indemnification of Members

5.7.	Litigation Proceeds

5.8.	Excepted Holder Ownership Limit

ARTICLE VI	EMPLOYMENT MATTERS

6.1.	Employees; Employee Benefit Matters

ARTICLE VII	TAX MATTERS

7.1.	Company Covenants

7.2.	Post-Closing Tax Covenants; Indemnity

ARTICLE VIII	CONDITIONS TO CLOSING

8.1.	Conditions to the Obligations of Parent and Merger Sub

8.2.	Conditions to the Obligations of the Company and the Members

ARTICLE IX	SURVIVAL; INDEMNIFICATION; APPLICATION OF ESCROW SHARES

9.1.	Survival

9.2.	Indemnification

9.4.	Notice of Claims

9.5.	Defense of Third Party Claims

9.6.	Payment; Set-Off

9.8.	Other General Limitations

ARTICLE X	TERMINATION; EFFECT OF TERMINATION

10.1.	Termination

10.2.	Effect of Termination

ARTICLE XI	FEES AND EXPENSES

11.1.	Payment of Expenses

ARTICLE XII	MEMBER REPRESENTATIVE

ARTICLE XIII	DEFINITIONS

13.1.	Definitions

ARTICLE XIV	MISCELLANEOUS

14.1.	Press Releases

14.2.	Integration

14.4.	Assignment and Binding Effect

14.5.	Waiver

14.6.	Notices

14.7.	Amendment

14.8.	Governing Law

14.9.	Third Party Beneficiaries

14.10.	Severability

14.11.	Extensions

14.12.	Section Headings; Interpretation

14.13.	Exhibits; Disclosure Schedule

14.14.	Counterparts

14.15.	Specific Enforcement

EXHIBITS

EXHIBIT A-1	Form of Employment and Non-Competition Agreement

EXHIBIT A-2	Form of Employment and Non-Competition Agreement

EXHIBIT A-3	Form of Employment and Non-Competition Agreement

EXHIBIT B	Form of Owners Agreement

EXHIBIT C	Limited Liability Company Agreement of the Surviving Company

EXHIBIT D	Internal Trading Policies

EXHIBIT E	Form of Control Members Certificate

EXHIBIT F	Form of Members Certificate

EXHIBIT G	Form of Lock-Up Agreement

EXHIBIT H	Form of Voting Agreement

EXHIBIT I	Form of Parent Certificate

EXHIBIT J	Form of Escrow Agreement

EXHIBIT K	Form of Articles Supplementary

SCHEDULES

Schedule 1.14(b)	Closing Date Book Value Schedule

Schedule 1.15(a)	Yearly Statements Procedures and Methodologies

Schedule 5.7(a)	Litigation Matters

Schedule 5.7(b)	1stPalm Financial Services, LLC v. Opteum Financial Services, LLC

Schedule 8.1(b)	Governmental Approvals

Schedule 8.1(c)	Third Party Consents

Schedule 8.2(d)	Voting Agreement Signatories of Parent

Schedule 9.2(a)(iii)	Indemnified Items

Schedule 13.1	Company Membership Interests Percentages

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of September 29, 2005, is being entered into by and among OPTEUM FINANCIAL SERVICES, LLC, a Delaware limited liability company (the “Company”), BIMINI MORTGAGE MANAGEMENT, INC., a Maryland corporation (“Parent”), BIMINI ACQUISITION LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and PETER NORDEN, RICK FLOYD, MARTIN LEVINE, and solely for purposes of Article I, Section 2.1, Section 4.2, Article V, Article IX, Section 10.2, Section 11.1, Article XII, Article XIII, Article XIV, HELEN KAPLAN, AMY KAPLAN-SCHAEFER, JASON KAPLAN, LISA KAPLAN, MORRIS KAPLAN, MORRIS KAPLAN, AS CUSTODIAN FOR NATHAN KAPLAN, RONALD BLUMSTEIN, ALYSSA BLAKE NORDEN TRUST OF 1993, MICHAEL JARED NORDEN TRUST OF 1993 and AMY SUZANNE NORDEN TRUST OF 1993 (each a “Member” and together, the “Members”).  Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to them in Section 13.1 of this Agreement.

RECITALS

A.                                    The Company provides loan products and solutions through retail, wholesale and conduit channels.

B.                                    On the date of this Agreement and at the Effective Time (as defined in Section 1.2), respectively, the Members and Owners own and, subject to Section 4.1(b)(v), will own, respectively, 100% of the limited liability company interests in the Company (the “Company Membership Interests”).

C.                                    As a result of the merger contemplated by this Agreement, pursuant to the terms and on the conditions contained in this Agreement, Merger Sub will be merged with and into the Company, resulting in Parent acquiring 100% of the Company Membership Interests and the Company becoming a wholly-owned subsidiary of Parent.

D.                                    The respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (hereinafter referred to as the “Merger”) in accordance with the laws of the State of Delaware, and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Parent, Merger Sub and the Company, as the case may be, and their respective stockholders or members, as the case may be, and have, where appropriate or required, approved this Agreement and the Merger.

E.                                      Pursuant to the Merger, among other things, the Company Membership Interests shall be converted into the right to receive the consideration specified in this Agreement.

F.                                      Certain of the Members have executed and delivered to Parent, Employment and Non-Competition Agreements (collectively, the “Employment and Non-Competition Agreements”) substantially in the forms attached hereto as Exhibits A-1, A-2 and A-3 that by their terms will take effect as of the Effective Time and supersede any and all prior agreements relating to the services provided by such individual to the Company, which prior agreements shall be of no further force and effect.

G.                                    Parent, Merger Sub, the Company and the Members wish to make certain representations and warranties, covenants and agreements in connection with the Merger and to set forth the terms and conditions of the Merger in this Agreement.

H.                                    For U.S. federal income tax purposes it is intended that the Merger qualify as a reorganization under Section 368(a) of the Code and that this Agreement shall constitute, and is hereby adopted as, a plan of reorganization within the meaning of Section 354 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement intending to be legally bound do hereby agree as follows:

ARTICLE I

THE TRANSACTION

1.1.                              The Merger.  At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, the Merger shall occur in accordance with the provisions of the Delaware Limited Liability Company Act, as amended (the “DLLCA”).  The Company shall be the surviving company in the Merger (the “Surviving Company”).  As a result of the Merger, all of the Company Membership Interests and all of the outstanding membership interests of Merger Sub shall be converted or cancelled in the manner provided in Section 1.4.

1.2.                              The Effective Time.  At the Closing (as defined in Section 1.13), a certificate of merger shall be duly prepared and executed by the Surviving Company (the “Certificate of Merger”) and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 18-209 of the DLLCA on, or as soon as practicable after, the Closing Date (as defined in Section 1.13).  The Merger shall become effective at the time (but not prior to the Closing Date) of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Parent and the Company and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to as the “Effective Time”).

1.3.                              Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DLLCA.

1.4.                              Effects on Membership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company:

(a)                                  Membership Interests of Merger Sub.  Each issued and outstanding limited liability company interest of Merger Sub (the “Merger Sub Membership Interests”) shall be converted into and become one (1) fully paid, and subject to the Code and Section 18-607 of the DLLCA, nonassessable limited liability company interest of the Surviving Company (the “Surviving Company Membership Interests”).  The Surviving Company shall become a wholly owned subsidiary of Parent by operation of law.

(b)                                 Cancellation of Authorized but Unissued Limited Liability Company Interests of the Company and Limited Liability Interests of the Company Owned by the Company.  All limited liability company interests of the Company that are authorized but unissued or owned by the Company or any Company Subsidiary immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Company Membership Interests.

(i)                                     At the Effective Time, each Member shall be entitled to receive (i) a number of shares of Class A common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) equal to the product of (A) 3,717,242 (the “Common Stock Number”) and (B) such Member’s or Owner’s Membership Percentage (the “Common Stock Exchange Amount”), (ii) a number of shares of Class A preferred stock, par value $0.001 per share, of Parent (the “Parent Preferred Stock”) equal to the product of (A) 1,800,000 (the “Preferred Stock Number”) and (B) such Member’s or Owner’s Membership

Percentage (the “Preferred Stock Exchange Amount”) and (iii) the non-assignable right to receive a portion of the Contingent Amount equal to such Member’s or Owner’s Membership Percentage at such times, in accordance with the provisions of, and subject to this Agreement, including Article IX, if such amounts are payable.

(ii)                                  If, prior to or at the Effective Time, the Company has not issued Company Membership Interests to Gregory Shumate (“Shumate”) and Alex Koutouzis (“Koutouzis”) in exchange for profits interests in the Company held by each of Shumate and Koutouzis (granted pursuant to the Shumate Acknowledgement Agreement and the Koutouzis Acknowledgement Agreement, respectively), and Shumate and Koutouzis remain employees of the Company immediately prior to or at the Effective Time, upon the written advice of the Member Representative at Closing, Parent shall reduce the Parent Common Stock Number and Parent Preferred Stock Number by the number of shares of Parent Common Stock and Parent Preferred Stock that the Company determines is due to Shumate and Koutouzis pursuant to the Shumate Acknowledgement Agreement and the Koutouzis Acknowledgement Agreement, respectively and Parent shall cause its transfer agent to deliver the Parent Capital Stock issuable to Shumate and Koutouzis (and shall thereafter reduce any Contingent Amount in like manner and shall issue such amount to Shumate and Koutouzis subject to withholdings by Parent pursuant to Section 9.3) as directed in accordance with such written advice of the Member Representative.  For purposes of this Section 1.4(c)(ii), the Parent Capital Stock and the Contingent Amount, if any, issued to Shumate and Koutouzis under this Section 1.4(c)(ii) shall only reduce the total consideration that would otherwise be received by the Members and shall in no event cause Parent to issue any shares or pay any consideration in the aggregate in excess of the Common Stock Number or the Preferred Stock Number.

(iii)                               The Company and the Control Members shall use their respective best efforts to cause each Owner, before he or she receives Parent Capital Stock pursuant to Section 1.4(c)(i), to first execute and deliver to the Company an Owners Agreement in the form annexed hereto as Exhibit B (the “Owners Agreement”) (a fully executed copy of which shall be delivered to Parent at Closing).

(iv)                              At such time as the Member Representative delivers written advice to Parent pursuant to Section 1.4(c)(ii), the Member Representative shall also deliver an updated Schedule 13.1 reflecting the new Membership Percentages in column 1 of Schedule 13.1 giving effect to the allocation of consideration to Shumate and Koutouzis.

(v)                                 At the Effective Time, all Company Membership Interests shall be cancelled and retired automatically and shall cease to exist, and each Member shall cease to have any rights with respect thereto, except the right to receive, without interest, and subject to Section 1.14, such Member’s Common Stock Exchange Amount, the Preferred Stock Exchange Amount, and the Contingent Amount, if any.

1.5.                              Adjustments to Exchange Amounts.  Each of the Common Stock Exchange Amount and the Preferred Stock Exchange Amount shall be appropriately adjusted to reflect the effect of any securities split, securities reverse split, securities dividend or securities distribution (including any dividend or distribution of securities convertible into Company Membership Interests or Parent Capital Stock), reorganization, recapitalization or other like change with respect to Company Membership Interests or Parent Capital Stock occurring after the date of this Agreement and prior to the Effective Time and change in the Membership Percentages or increases in the number of Members resulting from any failure of the Members’ representation and warranty with respect to the Company contained in Section 2.3(b) of this Agreement to be correct or any failure of the Company to comply with its covenants contained in this Agreement, so as to provide for the same economic effect as contemplated by this Agreement prior to such dividend, distribution reorganization, recapitalization, like change or increase.

1.6.                              Fractional Shares.  No fraction of a share of Parent Common Stock or Parent Preferred Stock will be issued in the Merger, but in lieu thereof each Member who would otherwise be entitled to a fraction of a share of Parent Common Stock or Parent Preferred Stock shall receive from Parent an amount in cash (rounded to the nearest cent) equal to the product of such fraction, multiplied by $12.00.

1.7.                              Limited Liability Company Agreement and Officers of the Surviving Company.  The limited liability company agreement attached hereto as Exhibit C shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided by applicable law and such limited liability company agreement.  From and after the Effective Time, the officers of the Surviving Company shall be the officers of the Company immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal by the Surviving Company.

1.8.                              Further Assurances.  Each party to this Agreement shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the other parties hereto to consummate the Merger, to vest the Surviving Company with full right, title and possession to all assets, properties, rights, approvals, immunities, privileges, powers and franchises of Merger Sub and the Company, to vest the Members with title to the shares of Parent Capital Stock they receive and to otherwise effect the purposes of this Agreement.

1.9.                              Delivery of Share Certificates.  At the Effective Time, Parent shall, subject to Section 1.14 and the other provisions of this Agreement including Section 1.4(c)(ii), direct Parent’s transfer agent to issue to each Member and Owner the shares of Parent Capital Stock that such Member or Owner is entitled to receive pursuant to the terms of this Agreement.

1.10.                        No Further Ownership Rights in Company Membership Interests.  All shares of Parent Capital Stock issued (and cash in lieu of fractional shares paid pursuant to Section 1.6 in exchange for Company Membership Interests) in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Membership Interests, and there shall be no further registration of transfers on the records of the Company or the Surviving Company of any Company Membership Interests.

1.11.                        Withholding Rights.  Parent, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as Parent, Merger Sub or the Surviving Company is required to deduct and withhold with respect to any such payment under the Code or any provision of state or local Tax law.  For purposes of determining whether any such withholding is required, Parent, Merger Sub and the Surviving Company shall accept and shall be entitled to rely upon applicable Internal Revenue Service (“IRS”) Forms W-9 delivered by the Members (or any successor Forms).  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Members in respect of which such deduction and withholding was made by Parent, Merger Sub and the Surviving Company.

1.12.                        Transfer of Ownership.  If any certificate representing shares of Parent Common Stock or Parent Preferred Stock is to be issued in a name other than that in which the Company Membership Interests are registered, it will be a condition of the issuance of the shares of Parent Common Stock or Parent Preferred Stock, as the case may be, that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Preferred Sock or Parent Common Stock in any name other than that of the holder of such Membership Interests registered on the books and records of the Company, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

1.13.                        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Clifford Chance US LLP at 31 West 52nd Street, New York, New York 10019 on a date and at a time to be specified by the parties, which shall be the later of 30 days following the date of this Agreement (provided that the conditions set forth in Article VIII of this Agreement have been satisfied or, if permissible, waived (other than conditions which by their terms are required to be satisfied or waived at the Closing)) or one Business Day following the satisfaction or, if permissible, waiver, of the conditions set forth in Article VIII of this Agreement (other than conditions which by their terms are required to be satisfied or waived at the Closing), unless Parent and the Company mutually agree on another date, time and place (the “Closing Date”).  At the Closing there shall be delivered to Parent, Merger Sub, the Company and the Members the certificates and other documents and instruments required to be delivered under Article VIII of this Agreement.

1.14.                        Escrow; Closing Date Book Value and Adjustments.

(a)                                  With respect to the delivery of Parent Preferred Stock pursuant to Section 1.4(c), Parent shall deposit 200,000 shares of Parent Preferred Stock (the “Escrow Shares”) to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement.  Each Member will be deemed, without any action on such Member’s part, to have received and deposited with the Escrow Agent pursuant to the Escrow Agreement a number of Escrow Shares representing such Member’s Membership Percentage multiplied by the Escrow Shares (the interest of each Member in the Escrow Shares being hereafter referred to as the such Member’s “Escrow Percentage”).  All shares of Parent Capital Stock to be received by the Members in connection with the Merger, other than the Escrow Shares, will be distributed to the Members pursuant to Article I of this Agreement.  For the avoidance of doubt, Shumate, Koutouzis and the Owners shall not be subject to the provisions of Section 1.14.  The Escrow Shares will be represented by 13 certificates registered in the name of the nominee of the Escrow Agent (with each Member being the beneficial owner of such Member’s Escrow Percentage of such share certificate[s]).  To the extent that any dividend or distribution, or other transaction with respect to the Escrow Shares, results in a liability for Tax, such Tax liability will be that of the Members (in proportion to such Member’s Escrow Percentage) and not of Parent, the Surviving Company or any other Subsidiary or Affiliate of Parent.  Any and all voting rights with respect to the Escrow Shares will be exercisable by the Members or their authorized agents as of the Effective Time but subject to the terms and provisions of the Voting Agreement.  Parent, the Company, Merger Sub and the Members hereby agree and acknowledge that the Escrow Shares will be treated as transferred to and owned by the Members as of the Effective Time and at all times thereafter for all Tax purposes unless, until and to the extent the Escrow Shares are released to Parent pursuant to this Agreement.

(b)                                 As promptly as practicable following the Closing Date, and in any event within 60 days following the Closing Date, Parent will prepare and deliver to the Member Representative a statement of the book value of the Company as of the Closing Date (the “Closing Date Book Value”) prepared from the books and records of the Company and in accordance with GAAP and audited by Parent’s accountants and adjusted in accordance with Schedule 1.14(b) (the “Closing Date Book Value Statement”). Parent shall provide the Member Representative and its accountants reasonable access during normal business hours upon reasonable advance notice to the books, records and facilities of Parent relating to the calculation of the Closing Date Book Value, and shall use commercially reasonable efforts to cooperate with the accountants for the Member Representative to review the accuracy of the Closing Date Book Value.  Within 45 days after receipt of the Closing Date Book Value Statement, the Member Representative shall, in a written notice to Parent, either accept the Closing Date Book Value Statement on behalf of all of the Members or object to the Closing Date Book Value Statement and the calculation of the Closing Date Book Value by describing in reasonably specific detail any proposed adjustments to the Closing Date Book Value Statement and the calculation of the Closing Date Book Value and the estimated amounts of and reasons for such proposed adjustments.  The failure by the

Member Representative to object to the Closing Date Book Value Statement and the calculation of the Closing Date Book Value within such 45 day period shall be deemed acceptance by the Member Representative on behalf of each of the Members of the Closing Date Book Value Statement and the calculation of the Closing Date Book Value (the “Final Closing Date Book Value”).  If any adjustments to the Closing Date Book Value Statement and the calculation of the Closing Date Book Value are proposed by the Member Representative at any time within such 45 day period, the dispute shall be resolved pursuant to the procedures set forth in Section 1.14(f).

(c)                                  If the Final Closing Date Book Value is equal to or greater than $60,000,000, Parent and the Member Representative shall, with three Business Days of the determination of such Final Closing Date Book Value cause an irrevocable joint written instruction to be sent to the Escrow Agent directing the Escrow Agent to release the entire Escrow Fund to the Members with each Member receiving its Membership Percentage of the Escrow Shares in accordance with the terms of the Escrow Agreement.

(d)                                 If the Final Closing Date Book Value is greater than $60,000,000, in addition to Parent releasing the Escrow Fund pursuant to Section 1.14(c), the Company shall, within 10 Business Days of the determination of such Final Closing Date Book Value pay the Members an amount in cash equal to the amount by which the Final Closing Date Book Value exceeds $60,000,000 (the “Excess Book Value”) with each Member and Owner receiving its Membership Percentage of the Excess Book Value; provided that in no event shall the Excess Book Value to be paid by the Company exceed $2,500,000.  For purposes of clarification, any payments pursuant to this Section 1.14(d) shall be paid out of the funds of the Company and such payments shall not be made out of the funds of Parent or out of funds borrowed by the Company that are repaid by Parent.

(e)                                  If the Final Closing Date Book Value is less than $60,000,000 but greater than $57,600,000, Parent shall (w) subtract the Final Closing Date Book Value from $60,000,000 (with the difference being referred to as the “Base Shortfall Amount”), then (x) multiply the Base Shortfall Amount by $1.39 (with the product being referred to as the “Final Shortfall Amount”), then (y) divide the Final Shortfall Amount by $12.00 (with the result being referred to as the “Final Shortfall Share Amount”) and then (z) subtract the Final Shortfall Share Amount from the number of Escrow Shares, with the difference being rounded to the nearest whole share number (with the result being referred to as “New Share Amount”).  If the New Share Amount is a positive number, Parent and the Member Representative shall, within three Business Days of the determination of such Final Closing Date Book Value, cause an irrevocable joint written instruction to be sent to the Escrow Agent directing the Escrow Agent to distribute the New Share Amount to the Members with each Member receiving its Membership Percentage of the New Share Amount and further directing the Escrow Agent to distribute the Final Shortfall Share Amount to Parent in accordance with the terms of the Escrow Agreement.  If the Final Closing Date Book Value is less than $57,600,000, Parent and the Member Representative shall, within 10 Business Days of the determination of the Final Closing Date Book Value cause an irrevocable joint written instruction to be sent to the Escrow Agent directing the Escrow Agent to distribute the entire Escrow Fund to Parent in accordance with the terms of the Escrow Agreement.  Additionally, if the Final Closing Date Book Value is less than $57,600,000, the Members shall pay to Parent within 10 Business Days of the determination of the Final Closing Date Book Value (the “Shortfall Payment Date”) the amount by which the Final Closing Date Book Value is less than $57,600,000, (the “Excess Shortfall Amount”).  Each Member shall be responsible for their applicable Membership Percentage of the Excess Shortfall Amount.  The Excess Shortfall Amount shall be paid by each Member by delivering to Parent on or prior to the Shortfall Payment Date a number of shares of Parent Preferred Stock (valued at $12.00 per share) equal in value to such Member’s Membership Percentage of the Excess Shortfall Amount.

(f)                                    Dispute Resolution.

(i)                                     If any adjustments to the Closing Date Book Value Statement and/or the Closing Date Book Value are proposed by the Member Representative pursuant to Section 1.14(b), immediately after the Member Representative delivers written notice of such proposed adjustments, Parent and the Member Representative shall promptly and in good faith attempt to resolve such objections.  If the dispute is not resolved within 30 days of such written notice, Parent and the Member Representative shall appoint a major national or regional independent accounting firm that has not previously been engaged by Parent, the Company or the Control Members (the “Auditor”) to review the Closing Date Book Value Statement and/or the Closing Date Book Value, as applicable.  The review by the Auditor shall be limited to a review of the computation of the Closing Date Book Value Statement and/or the Closing Date Book Value, as applicable, including the calculation of the adjustments described in Schedule 1.14(b).  Parent and the Member Representative shall fully cooperate in connection with the computational review of the Closing Date Book Value Statement and the calculation of the Closing Date Book Value by the Auditor and may submit a written statement to the Auditor regarding their positions.  The determination of the Auditor shall be final and binding on Parent, the Member Representative and each of the Members and the Closing Date Book Value as finally determined by the Auditor pursuant to this Section 1.14(f)(i) shall be the Final Closing Date Book Value for all purposes of this Agreement.

(ii)                                  Parent shall pay the costs and fees of the Auditor when due.  If after the above review process is complete, it is determined that the Closing Date Book Value Statement and the Closing Date Book Value was correct as initially calculated, the Members shall, in accordance with their applicable Membership Percentages, promptly reimburse Parent for such costs and fees.  In any event, the costs and expenses of reviewing the Closing Date Book Value Statement and the Closing Date Book Value (other than those incurred by the Auditor which shall be dealt with pursuant to the provisions of this Section 1.14(f)(ii)) shall be borne by the party incurring such costs and expenses.

1.15.                        Contingent Amount.

(a)                                  As soon as reasonably practicable after December 31 of each year beginning with December 31, 2006 and ending with December 31, 2010 (such five year period covered by this Section 1.15 is sometimes hereafter referred to as the “Earn Out Period”), and in any event within 45 days of such date in each applicable year, Parent shall deliver to the Member Representative a Statement of Residual Cash Flows, a Statement of Payment Calculation and a Statement of Aggregate Payment, each as at and for the relevant periods then ended and all as defined, calculated and prepared in accordance with the procedures and methodologies set forth in Schedule 1.15(a) (collectively, all of these statements are referred to as the “Yearly Statements”).  Parent shall provide the Member Representative and its accountants reasonable access during normal business hours upon reasonable advance notice to the books, records and facilities of Parent relating to the calculation and preparation of the Yearly Statements, and shall use commercially reasonable efforts to cooperate with the accountants for the Member Representative to review the accuracy of such Yearly Statements.  Within 45 days after receipt of the Yearly Statements, the Member Representative shall, in a written notice to Parent, either accept such Yearly Statements on behalf of all of the Members and Owners or object to such Yearly Statements by describing in reasonably specific detail any proposed adjustments to the applicable Statement of Residual Cash Flows, Statement of Payment Calculation and/or Statement of Aggregate Payment forming part of such Yearly Statements and the estimated amounts of and reasons for such proposed adjustments.  The failure by the Member Representative to object to any Yearly Statements within the applicable 45 day period shall be deemed acceptance by the Member Representative on behalf of each of the Members and Owners of the Yearly Statements in respect of such year.  If any adjustments to a set of Yearly Statements are proposed by the Member Representative at any time within the applicable 45 day period, the dispute shall be resolved pursuant to the procedures set forth in Section 1.15(d) and the final Statement of

Residual Cash Flows, final Statement of Payment Calculation and final Statement of Aggregate Payment forming a part of such Yearly Statements shall be determined by the Auditor.

(b)                                 Within three Business Days of the determination of the Final Yearly Statements for such year, each Member and Owner shall receive, in cash, its Membership Percentage of the positive amount, if any, of the Aggregate Payment reflected on the final Statement of Aggregate Payment included in the applicable Final Yearly Statements (the “Aggregate Payment”); subject, however, to the provisions of Section 4.6 pursuant to which some or all of an Aggregate Payment may be in the form of Parent Contingent Consideration (as defined in Section 4.6(d)).  If the Aggregate Payment reflected on the final Statement of Aggregate Payment included in the applicable Final Yearly Statements is zero or negative with respect to any year, the Company shall have no obligation to make any payments to the Members and Owners in respect of such year pursuant to this Section 1.15.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement or in any Yearly Statements or Final Yearly Statements, in no event shall Parent be obligated to pay in excess of an aggregate of $3,500,000 in Aggregate Payments to all Members and Owners in respect of any calendar year of the Earn Out Period, other than in respect of calendar year 2010, for which there shall be no such $3,500,000 annual limitation.  Rather, at such time as the Aggregate Payment with respect to the 2010 calendar year is being calculated, there shall also be a cumulative look back over the Earn Out Period such that the amounts by which any Aggregate Payment made to the Members and Owners with respect to any calendar year of the Earn Out Period was less than $3,500,000, such shortfalls may be recouped, to the extent not already recouped, in accordance with the model (including the hypothetical examples included therewith) attached to Schedule 1.15(a) annexed hereto, and any such recouped amount shall be paid to the Members and Owners as part of any Aggregate Payment otherwise payable to the Members and Owners with respect to calendar year 2010; provided, however, that in no event shall Members and Owners be entitled to receive total Aggregate Payments in excess of $17,500,000 with respect to the Earn Out Period.

(d)                                 Dispute Resolution.

(i)                                     If any adjustments are proposed to the applicable Statement of Residual Cash Flows, Statement of Payment Calculation and/or Statement of Aggregate Payment forming part of such Yearly Statements, for any year during the Earn Out Period by the Member Representative pursuant to Section 1.15(a), immediately after the Member Representative delivers written notice of such adjustments, Parent and the Member Representative shall promptly and in good faith attempt to resolve such objections.  If the dispute is not resolved within 30 days of such written notice, Parent and the Member Representative shall appoint the Auditor to review the applicable Statement of Residual Cash Flows, Statement of Payment Calculation and/or Statement of Aggregate Payment forming part of such Yearly Statements.  The review by the Auditor shall be limited to a review of the computation of the applicable Statement of Residual Cash Flows, Statement of Payment Calculation and/or Statement of Aggregate Payment forming part of such Yearly Statements by reference to the procedures and methodologies set forth in Schedule 1.15(a).  Parent and the Member Representative shall fully cooperate in connection with the computational review of the preparation of the applicable Statement of Residual Cash Flows, Statement of Payment Calculation and/or Statement of Aggregate Payment forming part of such Yearly Statements by the Auditor, as the case may be and may submit a written statement to the Auditor regarding their positions.  The determination of the Auditor shall be final and binding on Parent, the Member Representative and each of the Members and Owners and the applicable Statement of Residual Cash Flows, Statement of Payment Calculation and/or Statement of Aggregate Payment forming part of such Yearly Statements shall be the Final Yearly Statements with respect to such period for all purposes of this Agreement.

(ii)                                  Parent shall pay the costs and fees of the Auditor when due.  If after the above review process is complete, it is determined that the applicable Yearly Statements were correct as initially calculated, the Members shall, in accordance with their Membership Percentages, reimburse Parent for such costs and fees.  In any event, the costs and expenses of reviewing the Yearly Statements (other than those incurred by the Auditor which shall be dealt with pursuant to the provisions of this Section 1.15(d)) shall be borne by the party incurring such costs and expense.

1.16.                        Cash Payment Account Information.  The cash payments to be delivered to each Member and Owner on the Closing Date or in accordance with Section 1.14 or Section 1.15, if any, shall be made by Parent by wire transfer to the accounts designated by each Member and Owner.  Each Member and Owner shall designate the account to which payment is to be made at least three Business Days prior to the Closing Date or if there is a change to such information at least three Business Days prior to the applicable payment date, by delivering all necessary information relating to the account to Parent or its designee on or prior to such third Business Day.

1.17.                        Appraisal Rights.  Each Member hereby waives any and all appraisal or dissenters’ rights that such Member may have pursuant to contract or applicable law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS WITH RESPECT TO THE COMPANY

Except as disclosed in the schedule to this Agreement provided to Parent by the Members prior to the date of or contemporaneously with this Agreement (the “Company Disclosure Schedule”) and referring to the representations and warranties in this Agreement, the Company and each of the Control Members (and with respect to Section 2.1 only each of the Members as to themselves and not as to any other Member) represent and warrant, severally and not jointly to Parent and Merger Sub that each of the statements set forth in this Article II is true and correct; provided that each exception to a representation or warranty that is set forth in the Company Disclosure Schedule with respect to any particular section or subsection of this Article II shall be deemed to apply to any other section or subsection of this Article II to the extent the applicability of such exception is readily apparent upon a reading of such disclosure:

2.1.                              Several Representations of the Members.

(a)                                  Authority.  If the Member is a trust, such Member has all requisite trust power and authority to enter into this Agreement and the Collateral Documents to which it is a party and to perform its obligations hereunder and thereunder.  If the Member is a natural person, such Member has the legal capacity to enter into this Agreement and the Collateral Documents to which he or she is a party and to perform his or her obligations hereunder and thereunder.

(b)                                 Validity and Execution of Agreements.  This Agreement and each of the Collateral Documents to which such Member is a party have been duly executed and delivered by such Member and, assuming due authorization, execution and delivery by Parent, Merger Sub and the other parties hereto or thereto, constitute the valid and binding obligations of such Member, enforceable against such Member in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

(c)                                  Ownership of the Company Membership Interests.  The Company Membership Interests listed in Schedule 2.1(c) of the Company Disclosure Schedule opposite such Member’s and each Owner’s name (i) are owned on the date of this Agreement legally, beneficially and of record by such Member or an Owner; (ii) except as set forth in Schedule 2.1(c) of the Company Disclosure Schedule and except for any Company Membership Interests issued to Shumate and Koutouzis pursuant to Section 4.1(b)(v), will be owned legally, beneficially and of record immediately prior to the Closing by such Member or an Owner free and clear of any and all Liens; and (iii) constitute all of the Company Membership Interests owned legally, beneficially or of record by such Member or an Owner.  Such Member or an Owner has not granted to any Person any rights (including without limitation proxy rights or options with respect to any Company Membership Interests) and such Member or an Owner is not a party to any membership agreement, voting trust or other similar agreement or understanding with respect to such Company Membership Interests.  Such Member or an Owner has no claim against the Company or any of its officers, the other Members or any other Person with respect to the issuance of any Company Membership Interests.  Such Member or an Owner has not commenced nor does such Member or an Owner to the Company’s knowledge intend to commence a voluntary case or other proceeding, and no involuntary case or other proceeding has been commenced against such Member or an Owner seeking liquidation or other relief with respect to its debts under any bankruptcy, insolvency or other similar law.

(d)                                 No Conflicts.  Neither the execution and delivery of this Agreement nor any of the Collateral Documents to which such Member is a party, nor the performance by such Member of the transactions contemplated hereby or thereby, will (i) if the Member is a trust, conflict with or result in the breach of any provision of the declaration of trust or other organizational documents of such Member; (ii) violate or constitute a default, or require notice and/or consent under, any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument, permit, concession, franchise, judgment, order, decree or ruling to which such Member is a party or by which such Member’s assets or properties are or may be subject or bound; (iii) violate any Laws and Regulations applicable to such Member; or (iv) result in the creation of any Lien upon any Company Membership Interests owned by such Member.

(e)                                  No Government Proceedings.  Such Member has not been the subject of any material governmental proceeding, or, to such Member’s knowledge, any material investigation or inquiry involving any Governmental Entity having jurisdiction over the business activities of such Member, the Company or the Company Subsidiaries, and during the past 10 years, has not been indicted or convicted of any felony.  Such Member has not been the subject of any order, judgment or decree of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting the following activities:  (i) acting as an investment advisor, underwriter, broker or dealer in securities, or engaging in or continuing any conduct or practice in such activity, (ii) engaging in any type of business practice, or (iii) engaging in any activity in connection with the purchase and sale of any security or in connection with any violation of federal or state securities laws.

(f)                                    Investment Representations.  Such Member understands, acknowledges and agrees that the shares of Parent Capital Stock being acquired by such Member pursuant to this Agreement are not registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any applicable state securities law, and that such shares of Parent Capital Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to applicable state securities laws and regulations, and that the shares of Parent Capital Stock being issued to such Member pursuant to this Agreement and in connection with the transactions contemplated hereby will bear appropriate legends to that effect.

(g)                                 Government Consents.  Assuming the filings described in Schedule 2.5(c) of the Company Disclosure Schedule and the filing and approvals described in subclauses (i) through (iii) of

Section 2.5 (c) of this Agreement (collectively, the “Company Approvals”) are made or obtained, the execution, delivery and performance of this Agreement by such Member does not, and, following the Closing, the conduct of the business currently conducted by the Company will not, require any consent from, action by or in respect of, or filing with, any court or Governmental Entity.

(h)                                 Investment Purpose.  The shares of Parent Capital Stock being received by such Member pursuant to this Agreement and in connection with the transactions contemplated hereby are being acquired for such Member’s own account, for the purpose of investment and without a view to the distribution or resale of such shares of Parent Capital Stock or any interest therein to the public in violation of the Securities Act. Notwithstanding the preceding sentence, Parent acknowledges and agrees that the shares of Parent Capital Stock acquired by the Amy Suzanne Norden Trust of 1993 may be transferred or distributed in whole or in part by such trust after the Closing Date to Amy Karson pursuant to, and in order to comply with, the provisions of the Amy Suzanne Norden Trust of 1993 trust agreement.  Such Member has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in shares of Parent Capital Stock and is capable of bearing the economic risk of such investment.  Such Member has been provided, to its satisfaction, the opportunity to ask questions concerning the terms and conditions of the offering and sale of the shares of Parent Capital Stock and issuance of the Parent Capital Stock pursuant to this Agreement, has had all such questions answered to its satisfaction and has been supplied all additional information deemed necessary by it to verify the accuracy of the information furnished to such Member.

(i)                                     Accredited Investor.  Such Member is an “accredited investor” under Rule 501 of Regulation D of the Securities Act.

2.2.                              Organization and Qualification of the Company.  The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite limited liability company power to own, use and lease its assets and properties and to carry on its business as now being conducted and is qualified or licensed as a foreign limited liability company to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets and properties renders such qualification, license or good standing necessary, except in such jurisdictions where the failure to be so qualified or licensed as a foreign corporation and in good standing would not have a Material Adverse Effect on the Company.  Schedule 2.2 of the Company Disclosure Schedule lists all of the states or other jurisdictions where the Company is qualified or licensed as a foreign limited liability company.

2.3.                              Capital Structure.

(a)                                  Company Membership Interests.  All of the issued and outstanding Company Membership Interests are owned by the Members and Owners and in the amounts as listed in Schedule 2.1(c) of the Company Disclosure Schedule as of the date hereof and as of the Closing except as such amounts and ownership may be modified to account for the issuance of membership interests in the Company to Shumate and Koutouzis pursuant to Section 4.1(b)(v).  Except for the Company Operating Agreement, the Company has not granted to any Person any rights (including without limitation proxy rights or options with respect to any Company Membership Interests) and the Company is not a party to or the subject of any membership agreement, voting trust or other agreement or understanding with respect to such Company Membership Interests.

(b)                                 Capitalization of the Company.  The capitalization of the Company as of the date hereof is set forth in Schedule 2.3(b) of the Company Disclosure Schedule.  Except as set forth in Schedule 2.3(b) of the Company Disclosure Schedule, and except for the issuance of membership interests in the Company to Shumate and Koutouzis pursuant to Section 4.1(b)(v), there are no other limited liability company interests or authorized or outstanding shares or classes of capital stock or voting or equity securities carrying voting rights or economic interests with respect to the Company and no outstanding commitments to issue any limited liability company interests or other voting or equity securities of the Company.  All outstanding Company Membership Interests are duly authorized and validly issued, fully paid, and subject to the Code and Section 18-607 of the DLLCA, non assessable, are free and clear of all Liens other than the Liens set forth in Schedule 2.1(c) of the Company Disclosure Schedule, and are not subject to preemptive rights or rights of first refusal or any agreement to which the Company is a party or by which it is bound.  The Company has not authorized or issued, and does not have, any options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any limited liability company interests or other voting or equity securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Except for this Agreement or as set forth in Schedule 2.3(b) of the Company Disclosure Schedule, there are no contracts, commitments or agreements relating to any of the Company’s limited liability company interests or other voting or equity securities between or among the Company and the Members and/or any third parties, as the case may be.

2.4.                              Subsidiaries.  Each Subsidiary of the Company (each, a “Company Subsidiary”) that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, use and lease its assets and properties and to carry on its business as now being conducted and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets and properties renders such qualification, license or good standing necessary, except in such jurisdictions where the failure to be so qualified or licensed as a foreign corporation and in good standing would not have a Material Adverse Effect on the Company.  Each Company Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, use and lease its assets and properties and to carry on its business as now being conducted and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets and properties renders such qualification, license or good standing necessary, except in such jurisdictions where the failure to be so qualified or licensed as a foreign partnership, limited liability company or trust (as applicable) and in good standing would not have a Material Adverse Effect on the Company.  All outstanding shares of capital stock of each Company Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights and are owned by the Company and/or another Company Subsidiary, except as disclosed in Schedule 2.4 of the Company Disclosure Schedule, and are so owned free and clear of all Liens.  All equity interests in each Company Subsidiary that is a partnership, limited liability company, trust or other entity that have been duly authorized and are validly issued, fully paid, and to the extent that such entity is a Delaware limited liability company, subject to the Code and Section 18-607 of the DLLCA, non assessable, and are owned by the Company and/or another Company Subsidiary, except as disclosed in Schedule 2.4 of the Company Disclosure Schedule, and are so owned free and clear of all Liens.  The Company has made available to Parent complete and correct copies of the charter, by-laws or other organizational documents of each of the Company Subsidiaries, each as amended to date.  Schedule 2.4 of the Company Disclosure Schedule sets forth (A) all Company Subsidiaries and their respective jurisdictions of incorporation or organization, (B) each owner and the respective amount of such owner’s equity interest in each Company Subsidiary and (C) a list of each jurisdiction in which each Company Subsidiary is qualified or licensed to do business and each assumed name under which each such Company Subsidiary conducts business in any jurisdiction.

2.5.                              Authority; Binding Effect; No Conflicts.

(a)                                  The Company has all requisite limited liability company power and authority to enter into this Agreement and the Collateral Documents to which it is a party and to consummate the transactions contemplated hereby.  Assuming the Company Approvals are made or obtained (as the case may be), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Collateral Documents have been duly authorized by all necessary limited liability company action on the part of the Company and all required consents of the Members under the limited liability company agreement of the Company and applicable Laws and Regulations.  This Agreement has been, and each Collateral Document to which the Company is a party has been or on or prior to the Closing Date will be, duly executed and delivered by the Company and constitutes, or will constitute on the Closing Date in the case of the Collateral Documents, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or law.

(b)                                 Except as set forth in Schedule 2.5(b) of the Company Disclosure Schedule, assuming the Company Approvals are made or obtained (as the case may be), the execution, delivery and performance of this Agreement and the Collateral Documents to which the Company is a party by the Company does not, and the consummation of the transactions contemplated hereby and thereby do not and will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, (i) any provision of the certificate of formation or limited liability company agreement, as amended, of the Company (the “Company Operating Agreement”); (ii) any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument, permit, concession, franchise, judgment, order, decree or ruling to which the Company or any Company Subsidiary is a party or by which the assets or properties of the Company or any Company Subsidiary are bound; or (iii) any Laws and Regulations applicable to the Company or any Company Subsidiary or the properties or assets of the Company or any Company Subsidiary, except in the case of clauses (ii) and (iii) where such conflicts, violations, defaults or other results would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c)                                  Except as set forth in Schedule 2.5(c) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, self regulatory organization (“SRO”) or other regulatory body or other foreign or domestic governmental or quasi-governmental authority or instrumentality, including, without limitation, filings with and/or consents, as applicable, from Freddie Mac, Fannie Mae, Ginnie Mae, FHA and VA (each of the foregoing, a “Governmental Entity”), is required by or with respect to the Company, the Company Subsidiaries or the Members in connection with the execution and delivery of this Agreement, the performance of the Company’s, the Company Subsidiaries’ or the Member’s obligations hereunder or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger; (ii) such notices, applications, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws, or the securities laws or SRO rules and regulations of any foreign country in connection with the transactions contemplated hereby; (iii) the state mortgage banking approvals and other consents, approvals, orders, authorizations, registrations, declarations and filings set forth in Schedule 2.5(c) of the Company Disclosure Schedule.

2.6.                              Financial Statements.

(a)                                  The Company has furnished to Parent true and complete copies of the following (the “Financial Statements”):

(i)                                     audited consolidated balance sheet of the Company and the Company Subsidiaries for each of the years ended as of November 30, 2004, 2003 and 2002 and the related audited consolidated statements of income, cash flows and members’ capital for the periods then ended;

(ii)                                  unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2005 and the related unaudited consolidated statement of income for the seven-month period then ended (the “Unaudited Financial Statements”).

(b)                                 The Financial Statements were prepared in accordance with GAAP (including, without limitation, FASB 140, any other accounting rules with respect to the accounting for Residual Interests securitizations, and with regard to the treatment of originated mortgage servicing rights) applied on a basis consistent with that of preceding accounting periods except that the Unaudited Financial Statements do not include notes and are subject to normal year-end adjustments.  All of the Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and (ii) notwithstanding the exception in the preceding sentence, fairly present in all material respects the financial condition and results of operations of the Company and the Company Subsidiaries at the dates and for the periods indicated except for the absence of footnotes and changes resulting from normal year-end adjustments with respect to the Unaudited Financial Statements.

2.7.                              Absence of Certain Changes.  Except as expressly set forth in Schedule 2.7 of the Company Disclosure Schedule or as expressly required by this Agreement, since June 30, 2005, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and there has not occurred: (i) a Material Adverse Effect with respect to the Company; (ii) any acquisition, sale or transfer of any material asset or property of the Company or any Company Subsidiaries, other than in the ordinary course of business and consistent with past practice, or any impairment, damage, destruction, loss or claim not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the assets of the Company or any Company Subsidiaries, as the case may be; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any Company Subsidiaries or any revaluation by the Company or any Company Subsidiaries of any of their assets; (iv) any election with respect to Taxes or changes in Tax accounting methods; (v) any declaration, setting aside, or payment of a dividend or other distribution with respect to the limited liability company interests of the Company or any capital stock or equity interest of any Company Subsidiary other than in the ordinary course of business consistent with past practice; (vi) any material contract entered into by the Company or any Company Subsidiary or any material amendment or termination of, other than in the ordinary course of business and as made available to Parent, or default under, any material contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective assets or properties is bound; (vii) any amendment or change to the Company Operating Agreement or organizational documents of any Company Subsidiary; (viii) any increase in or modification of the compensation or benefits payable or to become payable by the Company or any Company Subsidiaries to any of their directors, officers, or employees, other than in the ordinary course of business consistent with past practice; (ix) any change in the risk management and hedging policies, procedures or practices of the Company or any Company Subsidiaries, or any material failure to comply with such policies, procedures and practices; or (x) any negotiation or agreement by the Company or Company Subsidiaries to do any of the things described in the preceding clauses (i) through (ix) (other than negotiations with Parent and its Representatives (as defined in Section 4.2) regarding the transactions contemplated by this Agreement).

2.8.                              Absence of Undisclosed Liabilities.  Except as set forth in Schedule 2.8 of the Company Disclosure Schedule, there are no material Liabilities against, relating to or affecting the Company or any Company Subsidiaries or any of their assets or properties other than (a) those reflected or reserved against on the balance sheet included in the Unaudited Financial Statements, (b) those Liabilities incurred by the Company or any Company Subsidiaries since the date of the Unaudited Financial Statements in the ordinary course of business consistent with past practice or (c) those Liabilities not required by GAAP to be set forth in the Unaudited Financial Statements, which in the case of (a), (b) or (c) would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

2.9.                              Litigation; Governmental Proceedings.

(a)                                  Except as set forth in Schedule 2.9(a) of the Company Disclosure Schedule, there are no private or governmental actions, suits, proceedings, arbitrations, claims, inquiries, examinations, inspections or investigations pending by or before any Governmental Entity, agency, court or tribunal, foreign or domestic or, to the knowledge of the Control Members, threatened against the Company or any Company Subsidiaries or any of their properties or assets or any of their officers or directors (in their capacities as such) that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company or an adverse impact on the ability of the Company to consummate the transactions contemplated by this Agreement.  Within the last three years there have not been any material Governmental Orders against the Company or any Company Subsidiaries or any of their directors or officers (in their capacities as such).  Neither the Company nor any Company Subsidiaries are the plaintiff in any such material proceeding and neither the Company nor any Company Subsidiaries are contemplating commencing any material legal action against any other Person.

(b)                                 Except as set forth in Schedule 2.9(b) of the Company Disclosure Schedule, none of the Company nor any of the Company Subsidiaries have been the subject of any governmental proceeding, or, to the Control Members’ knowledge, any investigation or inquiry involving any Governmental Entity having jurisdiction over the business activities of the Company or the Company Subsidiaries.  Neither the Company nor the Company Subsidiaries have been the subject of any order, judgment or decree of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting any of their participation in, the following activities:  (i) acting as an investment advisor, underwriter, broker or dealer in securities, or engaging in or continuing any conduct or practice in such activity, (ii) engaging in any type of business practice, or (iii) engaging in any activity in connection with the purchase and sale of any security or in connection with any violation of federal or state securities laws.

2.10.                        Business Restrictions.  Except as set forth in Schedule 2.10 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order, ruling or decree (“Business Restrictions”) binding upon or, to the knowledge of the Control Members, threatened with respect to the Company or any Company Subsidiary which has or may have the effect of prohibiting or impairing any current business practices of the Company or any Company Subsidiary, any acquisition of property or assets by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted or the properties or assets used in the business except those Business Restrictions that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

2.11.                        Laws and Regulations.

(a)                                  Except as set forth in Schedule 2.11(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary have complied in all material respects with all applicable material Laws and Regulations, and are not in violation in any material respect of, and have not received any notices of violation with respect to, any of their organizational documents or any Laws and Regulations in connection with the conduct of the Company’s or any Company Subsidiary’s business or the ownership or operation of their assets and properties.

(b)                                 The Company and each Company Subsidiary have obtained and currently hold (i) all licenses, registrations, permits, certificates, franchises and authorizations relating to mortgage loan origination, sales, purchases or servicing and (ii) all other material licenses, registrations, permits, certificates, franchises and authorizations (subclauses (i) and (ii), collectively, the “Authorizations”) necessary for the ownership or use of their assets and properties and the conduct of their businesses except for those Authorizations the failure to hold would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.  The Company and the Company Subsidiaries have complied in all material respects with, and are not in violation in any material respect of, any Authorization.  Schedule 2.11(b) of the Company Disclosure Schedule contains a true, correct and complete list of all Authorizations under which the Company or any Company Subsidiary is operating or bound and Parent has been provided with true, correct and complete copies of such Authorizations.  Except as set forth in Schedule 2.11(b) of the Company Disclosure Schedule and provided that the Company makes all filings and gives all of the notices set forth on Schedule 2.5 of the Company Disclosure Schedule, none of the Authorizations set forth in Schedule 2.11(b) of the Company Disclosure Schedule shall be adversely affected as a result of the Company’s or any Member’s execution and delivery of, or the performance of its obligations under, this Agreement or the Collateral Documents or the consummation of the transactions contemplated hereunder or thereunder.

2.12.                        Properties.

(a)                                  Schedule 2.12(a) of the Company Disclosure Schedule contains a true, complete and correct list (designating the relevant owners, lessors, and lessees) of (i) all real property owned, leased or subleased by the Company and the Company Subsidiaries; and (ii) all equipment, fixtures and other personal property owned, leased, subleased or managed by the Company and the Company Subsidiaries with an individual value in excess of $250,000.  A copy of all real and personal property leases and deeds of the Company and each Company Subsidiary have been delivered or otherwise made available to Parent by the Company and the Members.

(b)                                 With respect to real property leased by the Company or any Company Subsidiary or otherwise made available to the Company or any Company Subsidiary for their use, the Company or such Company Subsidiary, as the case may be, has the right to quiet enjoyment of such real property for the full term of its lease (and any renewal option related thereto), and the leasehold or other interest of the Company or such Company Subsidiary, as the case may be, in such real property is not subject or subordinate to any material Lien (or if subordinate, a non-disturbance agreement has been obtained by the Company or such Company Subsidiary, as the case may be, from the holder of the Lien).  The Company or such Company Subsidiary, as the case may be, is in compliance in all material respects with each such lease or similar agreement and, to the knowledge of the Control Members, the other party or parties thereto are not in default of its or their obligations thereunder nor does any such party have the right to terminate prior to its scheduled expiration the term of any lease or similar agreement.

(c)                                  Neither the whole nor any part of any real property leased, used or occupied by the Company or any Company Subsidiary is subject to any pending suit for condemnation or other taking by any public authority, or any other matter materially or adversely affecting the current use, occupancy or value thereof and, to the knowledge of the Control Members, no such condemnation, taking or other matter is currently threatened or contemplated.  The properties leased or subleased by the Company and the Company Subsidiaries are sufficient to conduct the operations of the Company and the

Company Subsidiaries as currently conducted, and the foregoing personal properties are in serviceable condition and repair, normal wear and tear excepted, except where the failure to be in serviceable condition or repair would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.  There has not been any interruption of the operations of the Company or any Company Subsidiary due to inadequate maintenance of any such properties.

2.13.                        Intellectual Property.

(a)                                  Schedule 2.13(a) of the Seller Disclosure Schedule sets forth a list of all material Intellectual Property owned by the Company or any Company Subsidiary (other than trade secrets, know-how and goodwill attendant to the Intellectual Property and other intellectual property rights not reducible to schedule form).  The Company and the Company Subsidiaries have all right, title and interest in such Intellectual Property, free and clear of all claims and/or rights of other Persons, and all such Intellectual Property is valid and in good standing.

(b)                                 Schedule 2.13(b) of the Company Disclosure Schedule sets forth a list of all material Intellectual Property licensed from third parties by the Company or any Company Subsidiary except for off-the-shelf software programs that the Company or any Company Subsidiary uses in the ordinary course of business consistent with past practice.  The Company and the Company Subsidiaries have valid and binding licenses to use all such Intellectual Property, free and clear of all claims and/or rights of other Persons, and, to the Control Members’ knowledge, such Intellectual Property is valid and in good standing.

(c)                                  Except for the Intellectual Property listed in Schedules 2.13(a) and 2.13(b) of the Company Disclosure Schedule, and trade secrets, know-how and goodwill attendant to such Intellectual Property and other intellectual property rights not reducible to schedule form, no other material Intellectual Property is used by the Company or any Company Subsidiary in their respective businesses as currently conducted nor is any Intellectual Property necessary for the conduct of such business.

(d)                                 Neither the Company nor the Company Subsidiaries have (i) licensed any of their Intellectual Property in source code form to any party; (ii) entered into any exclusive agreements relating to their Intellectual Property; or (iii) entered into any arrangements or agreements that could cause an encumbrance or impairment of their material Intellectual Property rights.

(e)                                  To the Control Members’ knowledge, the Intellectual Property owned by the Company or any Company Subsidiary does not infringe, and is not based on a misappropriation of, any Intellectual Property of any other Person.  No proceeding charging the Company or any Company Subsidiary with, or an allegation of, infringement or misappropriation of their Intellectual Property has been filed or, to the knowledge of the Control Members, is threatened to be filed, by any Person.  Neither the Company nor any Company Subsidiary is making any unauthorized use of any confidential information or trade secrets of any other Person in connection with the conduct of their businesses.

(f)                                    Neither the Company nor any Company Subsidiary has received any opinion of counsel (outside or inside) relating to the patentability, infringement, validity or enforceability of any of their Intellectual Property.

(g)                                 To the Control Members’ knowledge, there has been no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any Company Subsidiary, or any Intellectual Property of any third party to the extent licensed by or through the Company or any of the Company Subsidiaries, by any third party, including any employee or former employee of the Company or any Company Subsidiaries.

(h)                                 Each of the Company’s and the Company Subsidiaries’ rights in and to their material Intellectual Property are freely transferable and assignable, and no approval or consent of any Person is needed so that the interest of Parent, Merger Sub and the Surviving Company in the Intellectual Property shall continue to be in full force and effect and enforceable by Parent, Merger Sub and the Surviving Company following the transactions contemplated by this Agreement.

(i)                                     Neither the Company nor any of the Company Subsidiaries is, nor will any of them be, as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any of its Intellectual Property or the Intellectual Property of a third party.

(j)                                     Each of the Company and the Company Subsidiaries has secured valid written assignments, from all consultants and employees who contributed to the creation or development of material Intellectual Property, of the rights to such contributions that the Company or the Company Subsidiaries do not already own by operation of law and the Company or the Company Subsidiaries have obtained waivers of any moral rights existing in such contributions.

(k)                                  The Company and the Company Subsidiaries have taken reasonable steps consistent with prevailing industry practice to protect and preserve the confidentiality of all of their Intellectual Property not otherwise protected by patents or copyrights and necessary or required to conduct their businesses as they are presently conducted (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information owned by the Company or the Company Subsidiaries by or to a third party has been pursuant to the terms of a written agreement between the Company or such Company Subsidiary and such third party.  All use, disclosure or appropriation by the Company and the Company Subsidiaries of Confidential Information not owned by the Company or such Company Subsidiary has been pursuant to and in accordance with the terms of a written agreement between the Company or such Company Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

2.14.                        Taxes.

(a)                                  Except as set forth in Schedule 2.14(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary have timely filed all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects.  All material Taxes owed by the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been paid within the time and in the manner prescribed by law.  Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to material taxation by or required to file any material Tax Returns in that jurisdiction.

(b)                                 The Company and each Company Subsidiary have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person.

(c)                                  No Company or Company Subsidiary audit is pending, or to the Members’ knowledge threatened, by any governmental authority with responsibility for Tax matters (a “Tax Authority”).  Except as set forth in Schedule 2.14(c) of the Company Disclosure Schedule, there are no actual or proposed tax deficiencies, assessments or adjustments for any period for which Tax Returns have been filed and, to the knowledge of the Control Members, there is no basis for any assessment of additional Taxes by any Tax Authority.  There is no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary either (i) claimed or raised by any Tax Authority in writing or (ii) as to which any of the Control Members has knowledge.  Schedule 2.14(c) of the Company Disclosure Schedule lists all jurisdictions in which Tax Returns are filed with respect to the Company and each Company Subsidiary and indicates those Tax Returns that have been audited or that are currently the subject of audit.  The Company or the Members have delivered or otherwise made available to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and each Company Subsidiary since January 1, 2000.

(d)                                 No power of attorney currently in force has been granted by the Company or any Company Subsidiary with respect to any Tax matter.

(e)                                  Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                    Neither the Company nor any Company Subsidiary has filed a consent under Code Section 341(f).  Neither the Company nor any Company Subsidiary is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method.  Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  The Company and each Company Subsidiary has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or its equivalent under state or local law).  Neither the Company nor any Company Subsidiary is a party to any Tax allocation, Tax sharing or Tax indemnity agreement.  Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group within the meaning of Code Section 1504, or any similar provision of state or local law, filing a consolidated tax return and (ii) has any liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

(g)                                 Except as set forth in Schedule 2.14(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has a material item of income or gain reported for financial reporting purposes in a pre-Closing period which is required to be included in taxable income for a post-Closing period.  Neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 162(m) or Code Section 280G.

(h)                                 Neither the Company nor any Company Subsidiary has received a Tax ruling or entered into a closing agreement with any Tax Authority.

(i)                                     The Company and each Company Subsidiary have established and until the Closing Date will establish and maintain on its books and records accruals and reserves adequate to pay all Taxes (and the costs of preparing any outstanding Tax Returns of the Company and each Company Subsidiary, including Tax Returns for taxable periods ending on the Closing Date) relating to the Company and such Company Subsidiary, as the case may be, for periods through and including the Closing Date (and such amounts will be properly reflected on the Closing Date Book Value).

(j)                                     The Company has properly and validly elected to be classified as a corporation for U.S. federal income tax purposes effective August 5, 2005, by filing IRS Form 8832 “Entity Classification Election,” and such election has not been revoked or withdrawn.  The Company has provided Parent with a true, correct and complete copy of its filed Form 8832 together with proof of mailing.

(k)                                  The Company and the Members have properly and validly elected to treat the Company as a “S” corporation, within the meaning of Section 1362 of the Code, for U.S. federal income tax purposes effective August 5, 2005, by filing IRS Form 2553 “Election by a Small Business Corporation” (and have made proper and valid filings and elections to treat the Company as a “S” corporation in New York and New Jersey).  By reason of the federal “S” election, the Company shall be deemed to have made a “S” election in Georgia, Florida, California and Connecticut.  No Tax Authority has notified the Company or any Member that any election by the Company to be subject to taxation as a “S” corporation has been rejected, that any such election is defective or may otherwise be deficient. The Company has provided Parent with a true, correct and complete copy of its filed Form 2553 together with proof of mailing.

(l)                                     No lien for any Company Taxes exists with respect to the Company or any Company asset or Company Subsidiary except liens for Taxes not yet due and payable and for which a proper accrual has been established on the Company’s Financial Statements (and all such amounts will be properly reflected on the Closing Date Book Value).

(m)                               At all times prior to August 5, 2005, the Company has been treated as a “partnership” within the meaning of Section 7701(a)(2) of the Code and not a corporation within the meaning of Section 7701(a)(3) of the Code or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(n)                                 Except as set forth in Schedule 2.14(n) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has at any time been a member of any partnership or joint venture or a holder of any beneficial interest in any trust.

(o)                                 The distribution of the Company’s interests in SouthStar Funding was a non-taxable transaction to the Company for U.S. federal income tax purposes.

(p)                                 Neither the Company nor any Company Subsidiary directly or indirectly (including through the Company’s ownership of any interest in any entity treated as a partnership, grantor trust or other “pass through” entity for U.S. federal income tax purposes) operate or manage a lodging facility or a health care facility within the meaning of Section 856(l)(3)(A) of the Code, nor does the Company or any Company Subsidiary provide to any other Person (under a franchise, license, or otherwise) rights to any brand name under which a lodging facility or health care facility is operated within the meaning of Section 856(l)(3)(B) of the Code.

(q)                                 Neither the Company nor any Company Subsidiary is a party to any understanding or arrangement described in Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code nor has the Company or any Company Subsidiary “participated” in a “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 1.6011-4 (without regard to Section (b)(3) thereof).

(r)                                    The Company and each Company Subsidiary have timely and properly elected (and have not revoked) the safe harbor set forth in IRS Revenue Procedure 91-50, 1991-2 C.B. 778, with respect to their Mortgage Servicing Agreements (“MSAs”), and have properly classified and reported all income, gain, loss and deduction related to such MSAs in accordance with such election, such Revenue Procedure, IRS Revenue Ruling 91-46, 1991-2 C.B. 358 and Code Section 1286, in each case for all tax years ended on or before August 4, 2005.

2.15.                        Employee Benefit Plans.

(a)                                  Schedule 2.15(a) of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (a “Company ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, (i) all employee benefit plans (as defined in Section 3(3) of ERISA, whether written or oral, and whether or not subject to ERISA), maintained by, contributed to, sponsored by or benefiting employees of the Company or any Company ERISA Affiliate, (ii) any other supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements maintained by, contributed to, or sponsored by or benefiting employees of the Company or any Company ERISA Affiliate, (iii) all other bonus, pension, profit sharing, savings, deferred compensation, equity-based compensation or incentive plans, programs or arrangements maintained by, contributed to, or sponsored by or benefiting the employees of the Company or any Company ERISA Affiliate, (iv) other fringe or employee benefit plans, programs or arrangements that apply to employees or former employees of the Company or any Company ERISA Affiliate, whether or not sponsored by the Company or any Company ERISA Affiliate and (v) any current or former employment or executive compensation or severance agreements (including, without limitation, any agreement providing for salary reductions), written or otherwise, of the Company or any Company ERISA Affiliate, or relating to any present or former employee, consultant or director of the Company (together, the “Company Employee Plans”).

(b)                                 The Company has provided or made available to Parent a copy of each of the Company Employee Plans and related plan documents (including, insurance policies or contracts, employee booklets, summary plan descriptions, amendments and other authorizing documents, and any material employee communications relating thereto, if applicable) and has, with respect to each of the Company Employee Plans which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports, financial statements and actuarial reports filed for the last three plan years.  Any of the Company Employee Plans intended to be qualified under Section 401(a) of the Code has obtained from the IRS a favorable determination letter as to its qualified status under the Code (which has not been revoked, modified or limited).  The Company has also furnished Parent with a copy of the most recent IRS determination letter issued with respect to each such Company Employee Plan, and, to the Control Members’ knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to adversely affect the tax-qualified status of any of the Company Employee Plans subject to Code Section 401(a).

(c)                                  Each of the Company Employee Plans is, and its administration (including without limitation, with respect to reporting and disclosure) is and has been, in material compliance with its terms and with ERISA, the Code (including, without limitation, all tax rules compliance with which is required for any intended favorable tax treatment is intended) and any and all other applicable law.

(d)                                 All contributions, premiums and other payments required by law or otherwise to have been made under any Company Employee Plan have been made; and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any of the Company or its affiliates to, under or on account of each Company Employee Plan sponsored solely by the Company shall have been paid prior to Closing (or shall be accrued and properly reflected in the Closing Date Book Value).

(e)           Neither the Company nor any Company ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan that is or was subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA, nor have any of them ever done so.

(f)            With respect to each Company Employee Plan, the Company has complied (except to the extent that any such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company) with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996.

(g)           There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the Control Members’ knowledge, threatened, alleging any breach of the terms of Company Employee Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such plan.

(h)           Neither the Company nor any “party in interest” (as defined in Section 3(14) of ERISA) or any “disqualified person” (as defined in Section 4975 of the Code) with respect to any such plan, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(i)            (A) No Company Employee Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by law; (B) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such plan that could result in any material liability; (C) no such plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA; (D) all Company Employee Plans which provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Company Employee Plan could not result in any uninsured liability to the Company or Parent.

(j)            Except as set forth in Schedule 2.15(j) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant.

(k)           The Company has properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, consultants and independent contractors.

(l)            On and after the Closing, no Company Employee Plan in which the Company participates after Closing shall cover or otherwise benefit any individuals other than any current or former employees of the Company (and their dependents and beneficiaries), and neither Parent nor any affiliate thereof (including the Company and Merger Sub) shall have any liability or obligations under or in connection with any Company equity plan, or with respect to any grant or award under any such plan.

(m)          Except as set forth in Schedule 2.15(m) of the Company Disclosure Schedule, the Company does not (A) maintain any “group trust” within the meaning of Revenue Ruling 81-100, collective investment funds or similar account, on behalf of any “employee benefit plan” as defined in Section 3(3) of ERISA or “plan” as defined in Section 4975 of the Code (or any person acting on behalf of such “employee benefit plan” or “plan”), (B) sponsor any master or prototype plans or individual retirement accounts, or (C) have any prohibited transaction individual exemptions from the U.S. Department of Labor.

(n)           Except as set forth on Schedule 2.15(n) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains a plan, program or other arrangement or agreement that provides equity or equity-based compensation to any present or former employee or other service provider.

(o)           Except for the Owners and the Members pursuant to the limited liability company agreement of the Company and Shumate and Koutouzis pursuant to the Shumate Acknowledgment Agreement and the Koutouzis Acknowledgment Agreement, no Person has the right to assert a claim for any consideration hereunder upon the consummation of the Merger.

Without limiting any other provision of this Section 2.15, to the Control Members’ knowledge after due inquiry, no event has occurred and no condition exists, with respect to any employee benefit plan that has subjected or could subject the Company or any Company Employee Plan or any successor thereto, to any material tax, fine, penalty or other liability.  Parent and its affiliates (including without limitation, on and after the Closing, the Company and the Company Subsidiaries) shall have no liability for, under, with respect to or otherwise in connection with any Plan, which liability arises under ERISA or the Code, by virtue of the Company or any Company Subsidiary, being aggregated, with any other person that is an ERISA Affiliate (other than with the Company or a Company Subsidiary), in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to Closing.  Except as set forth in Schedule 2.15(n) of the Company Disclosure Schedule, no Company Employee Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein, and neither the Company nor any of their respective affiliates, is a party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, the Company or any Company Subsidiary.  Except as set forth in Schedule 2.15(a)(v) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains any Company Employee Plan that provides severance benefits to current or former employees or other service providers.  Each Company Employee Plan may be amended and terminated in accordance with its terms, and, each such Company Employee Plan provides for the unrestricted right of the Company to amend or terminate such Plan.  None of the Company, any Company Subsidiary, Merger Sub nor Parent will have any liability under the Workers Adjustment and Retraining Notification Act, as amended, with respect to any events occurring or conditions existing on or prior to Closing.

2.16.        Employee Matters.  The Company and the Company Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment or the engagement of independent contractors, discrimination in employment, affirmative action, terms and conditions of employment, wages, hours and occupational safety and health, workers’ compensation and employment practices, and are not engaged in any material respect in any unfair labor practice.  The Company and the Company Subsidiaries (a) have in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, consultants and independent contractors; (b) are not liable for any material arrears of wages or any material Taxes or any material penalty for failure to comply with any of the foregoing; and (c) have made all appropriate filings in connection with services provided by such Persons to the Company and the Company Subsidiaries.  The Company and the Company Subsidiaries are not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than ordinary course payments consistent with past practice).  There are no pending claims against the Company or any Company Subsidiaries for any material amounts under any workers compensation plan or policy or for long-term disability other than routine claims for benefits.  Except as set forth in Schedule 2.16 of Company Disclosure Schedule, there are no controversies pending or, to the knowledge of the Control Members, threatened between the Company or the Company Subsidiaries, on the one hand, and any of their employees, or former employees, on the other hand which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, the adverse outcome of which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.  Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract; nor do any of the Members know of any activities or proceedings of any labor union to organize any such employees.  To the knowledge of the Control Members, no employees of the Company or any Company Subsidiary are in violation in any respect of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted by the Company or the Company Subsidiaries or to the use of trade secrets or proprietary information of others.  Schedule 2.16 of the Company Disclosure Schedule sets forth a true and correct list of all employment agreements that the Company or any Company Subsidiary has with any of its officers or employees which, in any case, is not cancelable without penalty or further payment (other than commissions payable, in the case of loan officers) and without more than 30 days’ notice.  As of the date hereof, no employees of the Company or any Company Subsidiary material to the conduct of their respective businesses have given notice to the Company or any Company Subsidiary, and the Members are not otherwise aware that any such employee intends to terminate his or her employment or service relationship with the Company or any Company Subsidiary.  Schedule 2.16 of the Company Disclosure Schedule also sets forth a true and correct list of the top 40 employees (by total compensation, including any bonuses (including, without limitation, incentive schemes and plans) per annum) (“Total Compensation”) of the Company or any Company Subsidiary, including the position held by such employee, the date such employee was hired or began services for the Company or such Company Subsidiary, and Total Compensation received per annum by such employee.

2.17.        Interested Party Transactions.  Except for transactions for compensation of employees, every material transaction between the Company or any Company Subsidiary and any of their “Affiliates” or their “Associates” (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended), which is currently in effect or was consummated since January 1, 2003 and which involved the payment, or receipt, of money, benefits or other compensation is set forth in Schedule 2.17 of the Company Disclosure Schedule.  Schedule 2.17 of the Company Disclosure Schedule also lists any business arrangement, relationship or transaction (including, without limitation, any loan) between the Company or any Company Subsidiary and any member, stockholder, director or officer of the Company or any Company Subsidiary or between the Company or any Company Subsidiary and any company, partnership, business trust, association or similar organization in which a member, stockholder, director or officer of the Company or any Company Subsidiary has a controlling interest (each member, stockholder, director and officer and any entity controlled by such Person shall be referred to as a “Company Regulatory Affiliate”).  For purposes of determining who is a Company Regulatory Affiliate, control means the power to vote twenty-five percent (25%) or more of any class of voting securities or other evidence of ownership interests in such corporation, partnership, business trust, association or similar organization, or the control of the election of a majority of the directors or trustees (or individuals holding similar positions) of such other entity.

2.18.        Insurance.  The Company previously has delivered or otherwise made available to Parent a complete and accurate list of all liability, property, workers’ compensation, directors’ and officers’ liability, “key man” life and other insurance policies in effect that are owned by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary is a named insured.  There is no material claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company and each such Company Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds and such policies and bonds and the coverages thereunder are in full force and effect.  The Control Members have no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

2.19.        Regulatory Matters.   None of the Company, any Company Subsidiary nor to the Control Members’ knowledge, any employee is subject to any cease-and-desist or other order or enforcement action issued by, or party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board or member resolutions at the request or suggestion of, any regulatory authority or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its trading privileges or its business (each, a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised in any other manner by any regulatory authority or Governmental Entity that it is considering issuing or requesting such a Regulatory Agreement nor is there any pending or, to the knowledge of the Control Members, threatened regulatory investigation.  None of the Company nor any of the Company’s associated persons (as defined in Section 3(a)(21) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) has been convicted within the past 10 years of any felony or misdemeanor described in Section 15(b)(4) of the Exchange Act, or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in Section 15(b)(4)(C) of the Exchange Act.

2.20.        Material Contracts.

(a)           Except as identified in Schedule 2.20 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any of the following (collectively, the “Company Material Contracts”):

(i)            any contract or agreement for the acquisition of the securities or any material portion of the assets of any other Person;

(ii)           any contract or agreement for the purchase of materials, supplies, equipment or services involving in the case of any such contract or agreement more than $250,000 over the life of the contract;

(iii)          any contract, agreement or instrument that expires or may be renewed at the option of any Person other than the Company or any Company Subsidiary so as to expire more than one (1) year after the date of this Agreement that involve payment of more than $250,000 per year;

(iv)          any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company or any Company Subsidiary is a lender, borrower or guarantor, in a principal amount in excess of $250,000;

(v)           any contracts and agreements with any Governmental Entity;

(vi)          any contract or agreement for capital expenditures in excess of $250,000 in the aggregate;

(vii)         any contract or agreement limiting the freedom of the Company or any Company Subsidiary or any of its respective employees to engage in any line of business or to compete with any other Person, or under the constitution, laws, rules or regulations of any SRO;

(viii)        any contract or agreement involving payments during any 12-month period of $250,000 or more, pursuant to which the Company or any Company Subsidiary is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(ix)           any contract or agreement with any Person with whom the Company or any Company Subsidiary does not deal at arm’s length;

(x)            any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of operating a mortgage business;

(xi)           any material agreement which would be terminable other than by the Company or any Company Subsidiary as a result of the consummation of the transactions contemplated by this Agreement;

(xii)          any alliance, cooperation, joint venture, stockholders’, partnership or similar agreement;

(xiii)         any research, development, sales representative, marketing or reseller agreement, or any service, support or maintenance agreement related to the business or technology of the Company or any Company Subsidiary involving payments during any 12-month period of $250,000 or more;

(xiv)        any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company or any Company Subsidiary;

(xv)         any agreement which, if terminated, could not be readily replaced without causing a Material Adverse Effect on the Company;

(xvi)        any contract or agreement with SouthStar Funding, LLC (“SouthStar Funding”) or SouthStar Partners, LLC (“SouthStar Partners”) or pursuant to which SouthStar Funding or SouthStar Partners is party;

(xvii)       any “change of control” contract or other similar agreement with a present or former employee or independent contractor of the Company or any Company Subsidiary under which a payment to such or former employee would be triggered by the transactions contemplated by this Agreement; or

(xviii)      any other material contract or agreement (whether written or oral).

(b)           Each of the Company and the Company Subsidiaries have performed all of the material obligations required to be performed by them and are entitled to all accrued benefits under, and are not in material default in respect of, each Company Material Contract to which they are a party or by which they are bound.  Each of the Company Material Contracts is in full force and effect and has not been amended, and there exists no material default or event of default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or, to the knowledge of the Control Members, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a material default or event of default under any Company Material Contract.  True, correct and complete copies of all Company Material Contracts have been delivered or made available to Parent.

2.21.        Assets.

(a)           The Company or the Company Subsidiaries own, lease or have the right to use all of the material properties and assets necessary for or used or held for use in the conduct of the business of the Company and the Company Subsidiaries, including all equipment and properties (all such equipment, properties and assets being referred to as the “Assets”).

(b)           The Assets, together with the Intellectual Property, constitute all the properties, assets and rights necessary for the conduct of the business and operations of the Company and the Company Subsidiaries.  The Assets, together with the Intellectual Property, are sufficient to enable Parent and its Subsidiaries to operate the business of the Company and the Company Subsidiaries immediately after Closing as it is being operated on the date of this Agreement.

(c)           None of the Assets are owned, leased, used by or shared with SouthStar Funding LLC or SouthStar Partners.

(d)           Immediately following the Closing, the Company and the Company Subsidiaries shall own and possess all documents, books, records, agreements and financial data of any sort used by them in the conduct of their businesses or otherwise.

2.22.        Bank Accounts, Letters of Credit and Powers of Attorney.  Schedule 2.22 of the Company Disclosure Schedule contains a complete and accurate list of (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and each Company Subsidiary (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company and each Company Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company and each Company Subsidiary.  The Company has heretofore delivered or made available to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 2.22 of the Company Disclosure Schedule.

2.23.        Mortgage Loans.

(a)           As of the date hereof, the Company is an approved and fully licensed (A) single-family seller, servicer and securitizer of first mortgages for Fannie Mae; (B) seller and servicer under Freddie Mac’s single family (1-4 unit) mortgage program; (C) GNMA issuer in GNMA’s Ginnie Mae I and II single-family mortgage-backed securities program; (D) VA automatic lender; and (E) FHA lender/mortgagee under FHA’s Title II program and (ii) is in good standing with each of Fannie Mae, Freddie Mac, GNMA, VA and FHA.

(b)           Schedule 2.23(b) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of September 26, 2005 of the Mortgage Loans owned by the Company or a Company Subsidiary and held in inventory for sale or securitization.

(c)           As of the date hereof, the Company or a Company Subsidiary is the sole beneficial owner and holder of legal title to each Mortgage Loan held in inventory for sale or securitization, free and clear of all Liens except those set forth in Schedule 2.23(b) of the Company Disclosure Schedule.

(d)           Except as set forth on Schedule 2.23(d) of the Company Disclosure Schedule, to the Control Members’ knowledge, the Company has complied with all applicable material Mortgage Loan Requirements.

(e)           Schedule 2.23(e) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Correspondent Agreements.  The Company has delivered or otherwise made available to Parent true and complete copies of each material Correspondent Agreement.  Each Correspondent Agreement is in full force and effect.  There is no pending or to the Control Members’ knowledge, threatened cancellation or reduction of any Correspondent Agreement or other loan purchase commitment to which the Company or any Company Subsidiary is a party and the obligations of the Company or any Company Subsidiary under such agreement are being performed in accordance with their terms.

(f)            Except for Repurchased Loans, to the Control Members’ knowledge, each of the representations and warranties of the Company or any Company Subsidiary set forth in each Correspondent Agreement is true and correct in all material respects with respect to each Mortgage Loan sold pursuant to such Correspondent Agreement.

(g)           To the knowledge of the Control Members, (i) there have been no actions taken by the Company or a Company Subsidiary as originator or servicer of any Mortgage Loan, (ii) there are no circumstances or conditions involving any of the Mortgage Loans and (iii) there are no inquiries, investigations, or abatement activities that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company pursuant to any Environmental and Safety Law.

(h)           No rating agency has downgraded or given the Company or any Company Subsidiary any indication that it is considering a downgrading of any securities issued in any securitization transaction by a Company Subsidiary.

2.24.        Residual Interests.  Schedule 2.24 of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company’s investments in subordinated interests retained in securitization transactions as of the date hereof (the “Residual Interests”).  Except as set forth in Schedule 2.24 of the Company Disclosure Schedule, the Residual Interests are owned by the Company free and clear of all Liens.  In connection with the acquisition of any subordinated interests, the Company or a Company Subsidiary that is the holder of such subordinated interests meets the applicable eligibility requirements set forth in the Securitization Instruments pursuant to which such subordinated interests were sold to such holder.

2.25.        Reports.  Since its date of incorporation or formation, as applicable, each of the Company and the Company Subsidiaries has filed all material reports and statements, together with any amendments required to be filed with respect thereto, that it was required to file with any Governmental Entity. As of their respective dates, each such report and document did not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading in any material respect.

2.26.        Brokers’ and Finders’ Fees.  None of the Company, the Company Subsidiaries nor any Member has incurred nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby except for the Company’s agreement with Classic Strategies Group, LLC whose fees and expenses are the sole responsibility of the Company and the Members.

2.27.        Books and Records.  The minute books and other similar records of the Company and the Company Subsidiaries as made available to Parent prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the members of the Company or the members or stockholders of the Company Subsidiaries, as the case may be.  The ownership records of the Company as made available to Parent prior to the execution of this Agreement contain true and complete records, in all material respects, of all transfers related to the equity securities of the Company.  The Company has delivered to Parent a true and correct copy of the Company Operating Agreement and the certificate of formation and any other organizational documents, each as amended, of the Company and true and correct copies of all organizational documents, as amended, of each Company Subsidiary.

2.28.        Representations Complete.  None of the representations or warranties made by the Members herein or in any schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Members pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading in any material respect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Documents (as defined in Section 3.4) or the schedule to this Agreement provided to the Company and the Members prior to the date of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company and the Members that each of the statements set forth in this Article III is true and correct; provided that each exception to a representation or warranty that is set forth in the Parent Disclosure Schedule with respect to any particular section or subsection of this Article III shall be deemed to apply to any other section or subsection of this Article III to the extent the applicability of such exception is readily apparent upon a reading of such disclosure:

3.1.          Organization, Standing and Authority.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.  Parent and Merger Sub have all requisite power and authority to enter into this Agreement and the Collateral Documents to which they are a party and to consummate the transactions contemplated hereby and thereby.

3.2.          Capital Structure.  The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock, of which there were issued and outstanding, as of the close of business on September 15, 2005, the following shares of Parent Common Stock:  (i) 20,397,210 shares of Class A Common Stock, (ii) 319,388 shares of Class B Common Stock and (iii) 319,388 shares of Class C Common Stock.  There are no issued and outstanding shares of Parent Preferred Stock.  There are no other outstanding shares of capital stock or voting securities, and there are a sufficient number of authorized shares of Parent Common Stock available to satisfy all outstanding commitments to issue any shares of Parent Capital Stock pursuant to (i) the exercise of options outstanding as of such date under Parent’s 2003 Long Term Incentive Compensation Plan (the “Parent Stock Option Plan”), (ii) the terms of this Agreement, and (iii) all other outstanding capital stock issuance obligations.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Amendment or Restatement or Bylaws, each as amended, of Parent or any agreement to which Parent is a party or by which it is bound.  Parent has issued or granted 506,175 phantom shares under the Parent Stock Option Plan.  There are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock between or among Parent and any of its stockholders except as contemplated hereby.  True and complete copies of all material agreements and instruments relating to or issued under the Parent Stock Option Plan have been provided or made available to the Company (including through the SEC’s EDGAR Database) and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided or made available to the Company.  All outstanding shares of Parent Common Stock and all options to purchase Parent Common Stock were issued in compliance with all applicable federal and state securities laws.  The shares of Parent Capital Stock to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Liens other than Liens created by or imposed upon the holders thereof.

3.3.          Binding Effect; No Conflicts.

(a)           Assuming the filings and approvals described in clauses (i) through (v) of Section 3.3(c) (collectively, the “Parent Approvals”) are made or obtained (as the case may be), the execution and delivery of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and limited liability company action, as the case may be, on the part of Parent and Merger Sub.  This Agreement and each Collateral Agreement to which Parent and/or Merger Sub are a party have been duly executed and delivered by Parent and/or Merger Sub and constitute the legal, valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with their terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or law.

(b)           Assuming Parent Approvals are made or obtained (as the case may be), the execution and delivery of this Agreement and the Collateral Documents does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, (i) any provision of the certificate or Articles of Amendment or Restatement or Bylaws, each as amended, of Parent; (ii) any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument, permit, concession, franchise, judgment, order, decree or ruling to which Parent is a party or by which Parent’s assets or properties are bound; or (iii) any Laws and Regulations applicable to Parent.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Entity, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or any Collateral Document, the performance of Parent’s and/or Merger Sub’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger; (ii) such notices, applications, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws or the securities laws or SRO rules and regulations of any foreign country in connection with the Merger; (iii) the consents, approvals, orders, authorizations, registrations, declarations and filings set forth in Schedule 3.3(c) of the Parent Disclosure Schedule; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made would not prevent, or alter or delay, any of the transactions contemplated by this Agreement.

3.4.          SEC Documents; Financial Statements.  Parent has made available (including through the SEC’s EDGAR Database) to the Company each statement, report, registration statement, definitive proxy statement, and other filings (including exhibits, supplements and schedules thereto) filed with the SEC by Parent since August 25, 2004 (collectively, the “Parent SEC Documents”).  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.  The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates (except to the extent corrected by a subsequently filed Parent SEC Document), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC).  The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

3.5.          Litigation.  Except as set forth in the Parent SEC Documents, there is no private or governmental action, suit, proceeding, claim, arbitration, inquiry, examination, inspection or, to the knowledge of Parent, investigation pending by or before any Governmental Entity, agency, court or tribunal, foreign or domestic or, to the knowledge of Parent, threatened, against Parent or any of its properties or of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions hereby or could reasonably be expected to have a Material Adverse Effect on Parent.  There is no judgment, decree or order against Parent, or, to the knowledge of Parent, any of its directors or officers (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions hereby or could reasonably be expected to have a Material Adverse Effect on Parent.

3.6.          Brokers’ and Finders’ Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby except for Parent’s agreement with Deutsche Bank Securities Inc., whose fees and expenses are the sole responsibility of Parent.

3.7.          Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any material liabilities or obligations, in each case except in connection with its organization or formation, the negotiation of this Agreement, the Merger and the transactions contemplated by this Agreement.

3.8.          Merger Sub Tax Election.  The Merger Sub has properly and validly elected to be classified as a corporation for U.S. federal income tax purposes effective September 27, 2005 by filing of IRS Form 8832 “Entity Classification Election,” and Form 8875 “Taxable REIT Subsidiary Election” and such elections have not been revoked or withdrawn.  The Company has provided Parent with a true and correct copy of its filed Form 8832 and Form 8875 together with proof of mailing.  At the Effective Time, Merger Sub shall be classified as a corporation for U.S. federal income tax purposes.

3.9.          Operations of Company.  At the Effective Time, Parent shall have no plan or intention to liquidate Company or to merge Company into another corporation or to sell or otherwise dispose of the stock of Company (other than transfers of the stock of the Company to a member of the Company’s “qualified group” (within the meaning of Treasury Regulation section 1.368-1(d)(4)(ii)) or to cause Company to sell or otherwise dispose of its assets, expect for dispositions made in the ordinary course of business (including the Company’s business of originating and selling mortgage loans) or dispositions to an entity treated as a partnership for U.S. federal income tax purposes (provided that following such partnership disposition the Company is treated as conducting the business of such partnership (within the meaning of Treasury Regulation section 1.368-1(d)(4)(iii)(B)).

3.10.        Company’s Historic Business.  At the Effective Time, Parent intends to cause the Company (or members of Parent’s “qualified group” (within the meaning of Treasury Regulation section 1.368-1(d)(4)(iii)) to continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business (in each case, within the meaning of Treasury Regulation section 1.368-1(d)(1)).

ARTICLE IV

COVENANTS AND ADDITIONAL AGREEMENTS

4.1.          Conduct of Business of the Company.

(a)           At all times during the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, the Company and each Company

Subsidiary shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), and the Members shall cause the Company and each Company Subsidiary to, carry on its business only in, and not to take any action except in, the ordinary course in substantially the same manner as heretofore conducted.  Without limiting the generality of the foregoing, the Company and each Company Subsidiary shall and the Members shall cause the Company and each Company Subsidiary to, (i) pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due; (ii) preserve intact its present business organization and reputation; (iii) use commercially reasonable efforts to keep available the services of its present executive officers and key employees; (iv) use commercially reasonable efforts to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; (v) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted; (vi) comply in all material respects with Laws and Regulations applicable to the conduct of its business, or the ownership or operation of its business, to the end that its ongoing businesses shall be unimpaired at the Effective Time; (vii) not take any action or engage in any practice or fail to take any action or engage in any practice or enter into any transaction which would cause any representation or warranty contained in this Agreement with respect to the Company or any Company Subsidiary to be untrue in any material respect (if not qualified by materiality) or in any respect (if qualified by materiality) or result in a breach in any material respect (if not qualified by materiality) or in any respect (if qualified by materiality) of any covenant made by or on behalf of the Company or any Company Subsidiary (except as not otherwise prohibited pursuant to Section 4.1(b)).

(b)           Without limiting the generality of the foregoing, at all times during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, neither the Company nor any Company Subsidiary shall do, cause or permit any of the following, in each case without the prior written consent of Parent with such consent not to be unreasonably withheld or delayed:

(i)            Charter Documents.  Cause or permit any amendment, modification, alteration or rescission of the Company Operating Agreement or any other comparable organizational documents of the Company or any Company Subsidiary (provided, however, that the operating agreement of Classic Strategies Group, LLC (“CSG”) may be amended solely for the purpose of (i) revising the revenue sharing provisions contained therein and (ii) in the event of Dale Kurland’s resignation as President of CSG, releasing Dale Kurland from the non-compete provisions contained in the operating agreement of CSG).

(ii)           Dividends; Changes in Membership Interests.  (x) split, combine or reclassify or take any action with respect to any of its limited liability company interests or capital stock, as the case may be, issue or authorize the issuance or propose the issuance of any other securities in respect of, in lieu of or in substitution for limited liability company interests or capital stock, as the case may be; (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a merger, consolidation, restructuring, recapitalization or other reorganization; or (z) redeem, repurchase or otherwise acquire, directly or indirectly, any of its limited liability company interests or capital stock, as the case may be, or any option with respect thereto except from former employees, directors and consultants in accordance with agreements providing for the repurchase of securities in connection with any termination of service to it, except for the acquisition of profit interests in the Company held by Shumate and Koutouzis.

(iii)          Options.  Grant any options, appreciation rights, phantom rights, profit participation rights or other rights to acquire securities or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its unit or stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans.

(iv)          Material Contracts.  Except for an agreement relating to the sale or transfer by the Company of mortgage servicing rights with respect to mortgages having an unpaid principal balance of up to $1.6 billion in the aggregate and any line of credit extended to the Company and collateralized by existing Residual Interests (a “Residual Line of Credit”), (A) enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice, or engage in any new transaction outside the ordinary course of business and not consistent with past practice; or (B) enter into any material contract or agreement which would require the consent of the other party thereto as a result of a change of control of, or merger or consolidation involving, the Company or any Company Subsidiary.

(v)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any limited liability company interests, voting or equity securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such limited liability company interests, securities or other convertible securities, except for issuances of membership interests to Shumate and Koutouzis in exchange for profit interests in the Company granted pursuant to the Shumate Acknowledgment Agreement and the Koutouzis Acknowledgment Agreement, respectively.

(vi)          Intellectual Property.  Except for the licensing of STARprice Automated Pricing Engine pursuant to technology licensing agreements substantially in the form of the Technology License and Development Agreement previously delivered to Parent, transfer or license to any Person any rights to Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice or fail to renew or pay any fees relating to any patent, trademark, service marks or any of the Intellectual Property.

(vii)         Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology.

(viii)        Dispositions.  Except in the ordinary course of business consistent with past practice, sell, lease, license, grant any security interest in or otherwise dispose of or encumber any of its properties or assets, except in connection with any actions not prohibited pursuant to Section 4.1(b)(iv).

(ix)           Indebtedness.  Except for any Residual Line of Credit and except in the ordinary course of business consistent with past practice and pursuant to a Company Material Contract set forth in Schedule 4.1(b)(ix) of the Company Disclosure Schedule, (A) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person in excess of $250,000 in the aggregate or (B) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money.

(x)            Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements.

(xi)           Capital Expenditures.  Make any individual capital expenditure, capital addition or capital improvement in excess of $250,000 except pursuant to existing commitments under Company Material Contracts.

(xii)          Insurance.  Except for any reduction in insurance coverage resulting from the SouthStar Spin-Off, reduce the amount of any insurance coverage provided by existing insurance policies.

(xiii)         Employee Benefit Plans; New Hires; Pay Increases.  (A) Adopt or amend any employee benefit or unit based or stock purchase or option plan (except as required by law); (B) hire any new senior vice-president level employee (or the functional equivalent in the Company’s organizational structure) or contract for the services of a Person equivalent to the foregoing; or (C) pay any special bonus or special remuneration to any employee, or director except in the ordinary course of business consistent with past practice.

(xiv)        Severance Arrangements.  Grant any severance or termination pay (A) to any director or officer or (B) to any other employee except payments made pursuant to written plans or agreements outstanding, or written in policies of the Company or any Company Subsidiary in effect, on the date hereof (in each case furnished to Parent prior to the date of this Agreement).

(xv)         Lawsuits.  Commence any action, suit or proceeding (provided that the Company shall not be prohibited from commencing any such action, suit or proceeding as long as it consults with Parent prior to commencing such suit, action or proceeding) other than (A) in the ordinary course of business; (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business; or (C) in respect of a breach of this Agreement.

(xvi)        Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or acquire or agree to acquire any equity securities of any corporation, partnership, limited liability company, association or business organization.

(xvii)       Taxes.  Make or change any election with respect to Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.  Notwithstanding the foregoing, the Company and each Company Subsidiary will make a proper and timely election (provided such election is required prior to the Closing Date), and shall not revoke such election, to apply the safe harbor set forth in IRS Revenue Procedure 91-50, 1991-2 C.B. 778, with respect to their MSAs, and will properly classify and report all income, gain, loss and deduction related to such MSAs in accordance with such election (or on the basis that such election will be made), Revenue Procedure, IRS Revenue Ruling 91-46, 1991-2 C.B. 358 and Code Section 1286, in each case for all tax years beginning on or after August 5, 2005.

(xviii)      Revaluation.  Revalue any of its assets, consistent with past practice, or permit any change in any pricing, marketing, purchasing, investment, financial reporting, inventory, credit, allowance or Tax practice or policy.

(xix)         Risk Management.  Except as required by applicable Laws and Regulations, written instruction or directive by a Governmental Entity which is furnished to Parent promptly following receipt thereof:  (i) make any material change to its asset/liability management, or investment or material policies;  (ii) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices;  (iii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (iv) fail to use commercially reasonable means to avoid any material increase in its aggregate interest rate exposure.

(xx)          Transactions with Regulatory Affiliates, SouthStar Funding and SouthStar Partners.  Enter into any arrangement, relationship or transaction with a Regulatory Affiliate or SouthStar Funding or SouthStar Partners, except for the Subservicing Agreement and the Technology License and Development Agreement, each by and between the Company and SouthStar Funding and on terms and conditions substantially similar to those previously disclosed to Parent.

(xxi)         Accounting Policies and Procedures.  Make any change to its accounting methods, principles, procedures or practices, except as may be required by a change in GAAP after the date hereof.

(xxii)        Other.  Take or agree in writing or otherwise to take (A) any of the actions described in this Section 4.1; (B) any action that will result in any of the conditions to the Merger as set forth in Article VIII of this Agreement not being satisfied or in violation of any provision of this Agreement, except, in every case, as may be required by any applicable Laws and Regulations; or (C) any other action that would materially adversely delay or materially adversely impair the ability of the Company to consummate the Merger.

(c)           The Members agree to cause the Company and each Company Subsidiary to comply with the provisions of clauses (a) and (b) of Section 4.1.

4.2.          No Solicitations.  None of the Members, the Company nor any Company Subsidiary, nor any of their respective Affiliates shall, nor shall they authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a “Representative”) retained by or acting for or on behalf of the Members, the Company, any Company Subsidiary or any of their respective Affiliates to, directly or indirectly, initiate, solicit, encourage, or participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction (as defined below), by any Person or group.  The Company, any Company Subsidiary or the applicable Member shall promptly inform Parent, orally and in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives.  The Company, each Company Subsidiary and each Member will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted on or prior to the date of this Agreement heretofore with respect to any Acquisition Transaction.  As used in this Agreement, “Acquisition Transaction” means any merger, consolidation or other business combination involving the Company or any Company Subsidiary, any acquisition of any Company Membership Interests from any Member, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, the Company or any Company Subsidiary, whether for cash, securities or any other consideration or combination thereof, other than pursuant to the transactions contemplated by this Agreement.

4.3.          Access to Information; Confidentiality.

(a)           The Company and the Company Subsidiaries shall, and the Control Members shall cause the Company and the Company Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Affiliates and their respective Representatives with full access, upon reasonable prior notice, during normal business hours, to all officers, employees, agents and accountants of the Company and the Company Subsidiaries, and their assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and the Company Subsidiaries, and (ii) furnish promptly to such Persons (x) a copy of each report, statement, schedule and other document filed or received by the Company and the

Company Subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority, and (y) all other information and data (including, without limitation, copies of contracts, employee benefit plans and other books and records) concerning the business and operations of the Company as Parent or any of such other persons reasonably may request.  No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

(b)           Parent will hold, and shall cause its Affiliates and their respective Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws of Governmental Entities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental Entities); provided that Parent shall provide the Company with reasonable notice of such compelled disclosure, or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the Company furnished to it by such entities or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (w) known by Parent, any of its Affiliates or any of their respective Representatives prior to disclosure by the Company or its Representatives, as the case may be, (x) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Parent, its Affiliates and its Representatives, (y) later acquired by Parent, any of its Affiliates or any of their respective Representatives from another source if Parent, such Affiliate or such Representative is not aware, after due inquiry, that such source is under an obligation to the Company to keep such documents and information confidential or (z) independently developed by Parent or any of its Affiliates; provided that, in the case of (z) above, Parent must demonstrate that such documents or information were independently developed by clear and convincing evidence.  In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company, Parent will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the Control Members, the Company or their respective Representatives to Parent, its Affiliates and their Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Parent or its Representatives.

4.4.          Regulatory and Other Approvals.  Subject to the terms and conditions of this Agreement, each of the Members, the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Entities or any other public or private third parties required of Parent, the Members, Merger Sub, or the Company in order to consummate the Merger and the other transactions contemplated hereby and to carry on the mortgage banking and lending operations of the Company as now being conducted following the change of control of the Company contemplated by this Agreement, (ii) provide such other information and communications to such Governmental Entity, Investors or other public or private third parties as the other party or such Governmental Entity or other public or private third parties may reasonably request.  In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent, the Company, Merger Sub, the Company Subsidiaries, the Members or any of their Affiliates under applicable federal and state securities laws and applicable mortgage banking laws and regulations; (y) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from any Governmental Entity under applicable state and federal securities laws and regulations, applicable mortgage banking laws and regulations or the rules and regulations of any SRO; and (z) cooperate with the other party in connection with the foregoing, including such party’s filings under applicable federal and state securities laws and regulations, applicable mortgage banking laws and regulations, or the rules of any SRO in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement.

4.5.          Third Party Consents.  The Company shall, prior to the Closing and continuing thereafter as need be, use its commercially reasonable efforts to obtain all consents, approvals and give all notices under any of the contracts, licenses or other agreements to which it is a party as may be required in connection with the Merger (all of which consents, approvals, contracts, licenses or other agreements with notice requirements are set forth in Schedule 2.5(c) of the Company Disclosure Schedule) so as to preserve all rights of and benefits to the Company thereunder, and Parent shall provide the Company with such assistance and information as is reasonably required to obtain such approvals and consents.

4.6.          Tax Consequences.

(a)           It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code (a “Reorganization”).  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of treasury Regulation sections 1.368-2(g) and 1.368-3(a).  Absent a contrary “determination” (within the meaning of Code Section 1313(a)), no party or entity related to a party shall take a position on any Tax Return or take any action inconsistent with this Section 4.6, and each party shall use its commercially reasonable efforts to take such action as is necessary so that the Merger qualifies as a Reorganization.

(b)           Each party shall give the other parties prompt notice of any challenges or investigations undertaken by any taxing agency in connection with the Merger’s qualification as a Reorganization and shall keep such other parties fully informed of all aspects of such ongoing challenge or investigation.  Notwithstanding any provision of this Agreement to the contrary, (i) Parent (and the Company) shall have no right to defend (including, but not limited to, through any audits, appeals and/or litigation) the tax treatment of the Merger as a Reorganization or any other tax aspects of the Merger or any consideration delivered to the Members pursuant to this Agreement (a “Tax Defense”); any such Tax Defense shall be at the sole option and expense of the Members, provided, however, that if the Members elect to undertake any Tax Defense (a) the Members shall keep Parent fully informed as to all aspects of the Tax Defense and the progress thereof, (b) at its election, Parent shall be permitted to observe the Tax Defense (provided such observation does not otherwise prejudice the Members), and (c) if the Parent would have a material adverse economic effect by reason of an adverse determination to the Tax Defense, the Members shall not settle any Tax Defense without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) Parent shall have no liability to the Members, the Owners, or any other person for the failure of the Merger to qualify as a Reorganization or with regard to any other tax aspects of the Merger or any consideration delivered to the Members, the Owners or any other person pursuant to this Agreement; provided that Parent complies with Sections 3.8 Merger Sub Election; 3.9 Operations of Company; 3.10 Company’s Historic Business and this Section 4.6 of the Agreement.

(c)           After the close of business on the day immediately proceeding the Closing Date, the Member Representative shall advise Parent, in writing, if the Members wish to have all or a portion of the Contingent Amount payable in the form of Parent Contingent Consideration (as defined below) rather than in cash, and if so, the timing of the payment to the Members and Owners of any such Parent Contingent Consideration (provided such timing is within the scheduled timing set forth in Section 1.15 above).

(d)           For purposes of this Agreement, “Parent Contingent Consideration” shall mean, Parent Common Stock if the Conversion has occurred at the time of issuance of the Parent

Contingent Consideration, and Class B Preferred Stock if the Conversion has not yet occurred at the time of issuance of the Parent Contingent Consideration.  “Class B Preferred Stock” shall mean Class B Preferred Stock, par value $0.001 per share, of Parent, which shall have such terms, rights and preferences as set forth in Articles Supplementary. Any Parent Contingent Consideration paid to the Members and Owners shall be valued and issued at a price per share equal to the average closing price of Parent’s Common Stock on the New York Stock Exchange for the ten trading day period ending on the trading day immediately prior to the day such stock is required to be delivered to the Members and Owners pursuant to Section 1.15.

4.7.          Notice and Cure.  Each of Parent, on the one hand, and the Members and the Company, on the other hand, will notify the other promptly in writing of, and contemporaneously will provide the other(s) with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent, the Members or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent, the Members or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  Each of Parent, on the one hand, and the Members and the Company, on the other hand, will also notify the other(s) promptly in writing of, and will use commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Parent, the Members or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement.  No notice given pursuant to this Section 4.7 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall require Parent or any of its Affiliates to divest or hold separate, or to agree to any material conditions or restrictions with respect to the operation of, any business, division or operating unit of Parent or any of its Affiliates or the operation of the business of the Company and the Company Subsidiaries following the Closing.

4.8.          Fulfillment of Conditions.  Subject to the terms and conditions of this Agreement, each of Parent, the Members and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither the Members nor the Company, on the one hand, nor Parent, on the other hand, will, nor will they permit any of their respective Subsidiaries, if any, to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.          Registration Requirements.

(a)           Obligations of Parent.

(i)            Parent shall file a registration statement (the “Registration Statement”) with the SEC to effect the registration under the Securities Act of resale by the Members of the shares of Parent Common Stock issued (A) in the Merger and (B) issuable upon conversion of shares of Parent Preferred Stock issued in the Merger (collectively, the “Initial Stock Consideration”) (together with any shares of Parent Common Stock issued in connection with any stock dividend, split, combination or recapitalization on, of or with respect to the Initial Stock Consideration, collectively, the “Registrable Shares”).  Parent shall use its commercially reasonable efforts to file the Registration Statement as soon as reasonably practicable after the Effective Time, but in no event later than 60 days after the Effective Time.  After the Registration Statement is filed, Parent shall respond reasonably promptly to any and all comments made by the staff of the SEC to such Registration Statement and shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable.

(ii)           Such Registration Statement shall comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.  The financial statements of Parent included in the Registration Statement or incorporated by reference therein will comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto.  Such financial statements will be prepared in accordance with GAAP consistently applied during the periods involved (except as may be otherwise indicated in the financial statements or the notes thereto or, in the case of unaudited interim statements, as permitted by the SEC) and fairly present the financial position of Parent at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to immaterial year-end adjustments).

(iii)          Parent shall not be required to conduct an underwritten offering.

(iv)          Parent will keep the Registration Statement effective to sell Registrable Shares until the date no Members hold Registrable Shares (the “Registration Period”).

(v)           If Parent fails to keep the Registration Statement effective during the Registration Period as provided in Section 5.1(a)(iv), one or more holders of Registrable Shares representing at least 1,500,000 Registrable Shares (individually or collectively, as the case may be, the “Demand Party”) may request in writing, on two separate occasions, that Parent effect the registration under the Securities Act of all of the Registrable Securities held by such Demand Party.  Any such request will specify (i) the number of Registrable Securities proposed to be sold and (ii) the intended method of disposition thereof.  Parent will use its best efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by the Demand Party as soon as reasonably practicable after receiving written notice from the Demand Party; provided, however, that no registration requested by a Demand Party shall be deemed to have been effected if (A) such registration, after it has become effective, is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (B) at any time after a Demand Party requests a registration and prior to the effectiveness of the Registration Statement, the preparation of such Registration Statement is discontinued or such Registration Statement is withdrawn or abandoned at the request of a majority of the holders of Registrable Shares sought to be registered in such Registration Statement unless either (x) the holders of the Registrable Shares have elected to pay and have paid Parent in full the registration expenses in connection with such Registration Statement or (y) such discontinuation, withdrawal or abandonment is requested by such holders because of the occurrence of significant negative changes in market conditions or Parent’s business condition or prospects since the date of the initial request for registration by a Demand Party.

(vi)          Parent shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective during the Registration Period, and, during such period, to comply with the provisions of the

Securities Act with respect to the disposition of all Registrable Shares covered by the Registration Statement.

(vii)         Parent shall furnish to each Member (A) promptly after the same is prepared and filed with the SEC, one copy of the Registration Statement and any amendment thereto and each preliminary prospectus and each amendment or supplement thereto; (B) on the date of effectiveness of the Registration Statement or any amendment thereto, a notice stating that the Registration Statement or amendment has been declared effective; and (C) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as such Member may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such Member.

(viii)        Parent shall use its best efforts to cause all Registrable Shares to be listed or included on each national securities exchange, market or quotation service on which securities of the same class or series issued by Parent are then listed or included and obtain the approval of the National Association of Securities Dealers, Inc., if applicable.

(ix)           With a view to making available to the Members the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Members to sell Registrable Shares to the public without registration or pursuant to registration, Parent covenants and agrees to:  (A) make and keep public information available, as those terms are understood and defined in Rule 144, until such date as all of the Registrable Shares shall have been resold and (B) use its best efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act.

(x)            Parent shall promptly notify each Member of the happening of any event, of which Parent has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and use best efforts to promptly prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to each Member as such Member may reasonably request.

(xi)           Parent shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, and, if such an order is issued, to obtain the withdrawal of such order as soon as practicable (including in each case by amending or supplementing the Registration Statement) and to notify the Members of the issuance of such order and the resolution thereof, and if the Registration Statement is supplemented or amended, deliver such number of copies of such supplement or amendment to the Members as the Members may reasonably request.

(xii)          For a period not to exceed 90 days in any 12-month period, Parent shall not be obligated to prepare and file, or prevented from delaying or abandoning, or suspending the use of, a Registration Statement at any time when Parent, in its good faith judgment with written advice of counsel, reasonably believes that the filing thereof at the time requested, or the offering of Registrable Shares pursuant thereto, would materially and adversely affect (a) a pending or scheduled public offering of Parent’s securities, (b) a material (as defined by Regulation S-X) acquisition, merger, recapitalization, consolidation, reorganization or similar transaction by or of Parent, (c) pre-existing and continuing negotiations, discussions or pending proposals with respect to any of the foregoing transactions, or (d) the financial condition of Parent in view of the disclosure of any pending or threatened litigation, claim, assessment or governmental investigation which may be required thereby.

(xiii)         If Parent delays or suspends the Registration Statement or requires the Members to cease sales of shares pursuant to subsections (xi) or (xii) above, Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to all Members.  If as a result thereof, the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to the Members given pursuant to Section 5.1(a)(vii)(B), and the Members shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

(b)           Obligations of the Members.

(i)            Each Member will provide Parent all information reasonably requested in writing or as shall be required to effect the registration of such shares and shall execute such documents in connection with such registration as Parent may reasonably request and no Member shall be entitled to be named as a selling stockholder in any Registration Statement and no Members shall be entitled to use the prospectus forming a part thereof is such Member does not provide such information to Parent.  Each Member further agrees to furnish promptly to Parent in writing all information required from time to time to be disclosed in order to make the information previously furnished to Parent by such Member not misleading.

(ii)           Each Member, by such Member’s acceptance of the Registrable Shares, agrees to cooperate with Parent as reasonably requested by Parent in connection with the preparation and filing of the Registration Statement hereunder, unless such Member has notified Parent in writing of such Member’s election to exclude all of such Member’s Registrable Shares from such Registration Statement.

(iii)          Each Member agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Sections 5.1(a)(x) and 5.1(a)(xii), such Member will immediately discontinue disposition of the Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until such Member’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.1(a)(xi) or written notice from Parent as contemplated by Sections 5.1(a)(xiii) and, if so directed by Parent, such Member shall deliver to Parent (at the expense of Parent) or destroy (and deliver to Parent a certificate of destruction) all copies in the such Member’s possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice.

(iv)          For so long as any Member is an officer, director or employee of Parent or an Affiliate of any of the foregoing in accordance with federal securities laws, such Member agrees that, so long as it continues to own (beneficially or of record) shares of Parent Common Stock issued in connection with the transactions contemplated by this Agreement, such Member will comply with Parent’s internal written trading policies in effect as of the date of this Agreement and attached hereto as Exhibit D together with any amendments thereof.

(c)           Expenses of Registration.  Parent shall pay all Registration Expenses (as defined below) in connection with any registration, qualification or compliance hereunder, and the Member shall pay all Selling Expenses (as defined below) and other expenses that are not Registration Expenses relating to the Registrable Shares to be resold by the Members.  “Registration Expenses” shall mean all expenses, except for Selling Expenses, incurred by Parent in complying with the registration provisions set forth herein, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, accounting expenses, legal expenses for one legal counsel to the Members as selected by them, blue sky fees and expenses and the expense of any special audits incident to or required in connection with any such registration.  “Selling Expenses” shall mean selling commissions, underwriting fees, stock transfer taxes applicable to the Registrable Shares and the fees and disbursements of any counsel to the Members other than as provided above.

5.2.          Blue Sky Filings.  Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Parent Capital Stock in connection with the Merger.  The Members shall use their respective best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Parent Capital Stock in connection with the Merger.  Parent shall use its best efforts to register or qualify the Registrable Shares covered by any Registration Statement under the applicable securities or “blue sky” laws of such jurisdictions as any selling holder may reasonably request; provided, however, that Parent shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject.

5.3.          Payment of Outstanding Loans.  On the Closing Date, Parent shall pay, on behalf of the Company, all principal and accrued interest then due and payable by the Company pursuant to the Citigroup Credit Agreement and the Member Notes (collectively, the “Outstanding Loans”).  The payment in full by Parent of amounts owed under the Outstanding Loans shall be in consideration of a loan by Parent to the Company.

5.4.          Agreement of Parent and the Members with respect to the Conversion.

(a)           Parent shall include a proposal with respect to the Conversion (the “Conversion Proposal”) in its next annual proxy statement to be filed with the SEC after the date hereof and Parent shall use its commercially reasonable efforts, through its Board of Directors, to recommend to its stockholders that they approve the Conversion at the next annual meeting of Parent’s stockholders corresponding to such annual proxy statement.  In the event that the Conversion Proposal does not receive the requisite vote of Parent’s stockholders at such annual meeting, Parent shall include the Conversion Proposal in each of its annual proxy statements thereafter until such time as the Conversion Proposal is approved or the Parent Preferred Stock has been redeemed in accordance with its terms, and Parent shall, through its Board of Directors, use its commercially reasonable efforts to recommend to its stockholders that they approve the Conversion at any such annual meeting corresponding to any such subsequent annual proxy statement.  For purposes of clarification, Parent shall have no obligation to call a special meeting of its stockholders in respect of the Conversion.

(b)           The Members shall cooperate with Parent in connection with the preparation of, and shall provide all information required by Parent in connection with, any annual proxy statement required to be filed with the SEC pursuant to Section 5.4(a).

5.5.          Indemnification of Members.

(a)           Parent shall, to the extent permitted by law, indemnify and hold harmless each holder of the Registrable Shares (including their officers, directors, Affiliates and partners) so registered (including any broker or dealer through whom such shares may be sold) and each Person, if any, who controls such holder within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse each such holder and each such controlling Person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any related filing with any state securities commission or agency, in any preliminary or amended preliminary prospectus if a copy of the final prospectus was not sent or given by or on behalf of such holder of Registrable Shares to the Person asserting any such losses, claims, damages, expenses, liabilities or actions or in the final prospectus (or the registration statement or prospectus as from time to time amended or supplemented by Parent) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or amended preliminary prospectus or final prospectus in reliance upon and in conformity with information furnished in writing to Parent in connection therewith by such holder of Registrable Shares or any Person who controls such holder expressly for use therein.

(b)           In connection with any registration statement in which a holder of Registrable Shares is participating, such holder agrees, severally and not jointly, to indemnify and hold harmless Parent and each Person, if any, who controls Parent within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, to which they or any of them become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse Parent and each such controlling Person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, but only with reference to untrue statements or omissions or alleged untrue statements or omissions made in reliance upon information relating to such holder furnished to Parent in writing by such holder expressly for use in the registration statement or prospectus.  The liability of any holder pursuant to this paragraph shall in no event exceed the net proceeds received by such holder from sales of Registrable Shares giving rise to such obligation.

(c)           Promptly after receipt by any Person in respect of which indemnity may be sought pursuant to (a) or (b) above (the “Indemnified Person”) of notice of the commencement of any action in respect of which indemnity may be sought, the Indemnified Person will notify the Person against whom such indemnity may be sought (the “Indemnifying Person”) in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Indemnifying Person shall assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the Indemnified Person, and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Indemnifying Person.

(d)           Any Indemnified Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Person unless the employment of such counsel has been specifically authorized by the Indemnifying Person; provided, however, that the Indemnifying Person shall pay such expense if representation of such Indemnified Person by the counsel retained by the Indemnifying Person would be inappropriate due to actual or potential differing interests between the Indemnified Person and any other party represented by such counsel in such proceeding; provided, further, that in no event shall the Indemnifying Person be required to pay the expenses of more than one law firm as counsel for the Indemnified Person.  The Indemnifying Person shall not be liable to indemnify any Person for any settlement of any such action effected without the Indemnifying Person’s consent (which consent shall not be unreasonably withheld or delayed).  The Indemnifying Person shall not, except with the approval of the Indemnified Person, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

(e)           In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this provision provides for indemnification in such case, then, Parent and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of Parent on the one hand and of the holder of Registrable Shares on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of Parent on the one hand and of the holder of Registrable Shares on the other shall be determined, among other things, by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Parent on the one hand or expressly for use in the registration statement or prospectus in question by the holder of Registrable Shares on the other, and each party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the net proceeds received by it from the sale of such Registrable Shares offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

5.6.          Election of Directors.

(a)           Parent shall cause, at the Effective Time, Peter R. Norden to be appointed a member of the board of directors of Parent as a Class II Director.  For so long as the Norden Group Members hold on a aggregate basis at least Five Hundred Thousand (500,000) shares of Parent Common Stock (including shares of Parent Common Stock issuable upon the conversion of any shares of Parent Preferred Stock held, and as adjusted by any stock split, reverse split, dividend, distribution, reorganization, recapitalization or other like change), Parent shall use its commercially reasonable efforts when the initial term of his appointment as a Class II Director expires to cause (i) Peter R. Norden to be nominated to the board of directors of Parent in any election of directors unless Peter R. Norden (x) is not then serving on the board of directors of Parent due to his own resignation, (y) has previously been removed from the board of directors of Parent for cause or (z) has stated in writing that he does not wish to be nominated for another term as a Class II Director, or cause an individual designated by Peter R. Norden (as applicable, the “Norden Designee”) to be nominated to the board of directors of Parent, and (ii) if any Norden Designee who has been elected to the board of directors of Parent shall cease for any reason to be a member of the board of directors of Parent during such person’s term as a director, then Parent shall, subject to applicable laws and regulations, use its best efforts to cause such vacancy to be filled by a replacement designated by Peter R. Norden, and such designee shall be a Norden Designee for purposes of this Agreement.

(b)           Parent shall cause, at the Effective Time, Jason Kaplan to be appointed a member of the board of directors of Parent as a Class I Director for a term ending one year after the date of the Effective Time.

5.7.          Litigation Proceeds.  Any amounts paid to the Company upon the settlement or final resolution of the matters set forth on Schedule 5.7(a) in excess of any amounts paid or payable by the Company after a settlement or final resolution of the matters set forth on Schedule 5.7(b) shall be promptly distributed to the Members pro rata in accordance with their respective Membership Percentages.

5.8.          Excepted Holder Ownership Limit.  Prior to the Closing, Parent shall establish an Excepted Holder Ownership Limit (as defined in Article III of Parent’s Articles of Amendment and Restatement) for Peter Norden and any Member that would otherwise own Parent Capital Stock in excess of the Ownership Limit (as defined in Article III of Parent’s Articles of Amendment and Restatement); provided, however, that any Excepted Holder Ownership Limit established for a Member shall be limited to an amount of Parent Capital Stock issued to such Member (i) pursuant to this Agreement and (ii) pursuant to any employment or other compensation agreement between Parent and such Member and; provided, further, that prior to issuing any Excepted Holder Ownership Limit, such Member shall execute a representation letter containing customary representations, warranties and covenants necessary to ensure that Parent’s establishment of such Excepted Holder Ownership Limit for such Member will not adversely affect Parent’s ability to qualify as a real estate investment trust (within the meaning of Section 856 of the Code, a “REIT”).

5.9.          Owner Compensation Plan.  As soon as reasonably practicable following the Closing, Parent shall establish or cause to be established an equity-based compensation plan for employees of the Company, if such a plan is not already in existence.  The Company shall, prior to Closing, reserve an amount equal to $1,000,000 on its balance sheet to provide equity-based compensation pursuant to such compensation plan to the Company’s employees and to pay for the costs and fees incurred by Parent in establishing such compensation plan.  Notwithstanding the foregoing, the Member Representative shall have the right to consent to the equity-based compensation arrangements described in this Section 5.9, provided that such consent shall not be unreasonably withheld or delayed.

5.10.        Voting Rights.  To the extent that the Member Representative elects to receive Parent Contingent Consideration pursuant to Section 4.6(b) above, the Member Representative and Parent shall make such adjustment to the voting right provision set forth in Article First, Section 8 of the Articles Supplementary such that the voting rights of the Parent Preferred Stock and Class B Preferred Stock, when aggregated with Parent Common Stock issued pursuant to this Agreement, is in compliance with the rules and regulations of the New York Stock Exchange relating to the right of the Parent to issue such securities pursuant to this Agreement without the necessity of having to obtain the consent of Parent’s shareholders.

ARTICLE VI

EMPLOYMENT MATTERS

6.1.          Employees; Employee Benefit Matters.  The Company covenants and agrees to transfer the LTIP Plan to SouthStar Partners prior to the Closing.  Parent shall receive from the Company evidence satisfactory to Parent that the LTIP Plan has been transferred to SouthStar Partners and the Company’s obligations under the LTIP Plan have been assumed by SouthStar Partners.

ARTICLE VII

TAX MATTERS

7.1.          Company Covenants.

(a)           Preparation and Filing of Pre-Closing Tax Returns; Payment of Taxes Due On or Prior to the Closing Date.  The Members shall cause the Company and each Company Subsidiary to (i) prepare and file Tax Returns for all pre-Closing periods required to be filed by the Company and each Company Subsidiary on or prior to the Closing Date and (ii) pay all Taxes (including estimated Taxes) required to be paid by the Company and each Company Subsidiary, in each case that are required to be filed or paid prior to the Closing Date.  Except as set forth on Schedule 7.1(a) of the Company Disclosure Schedule, all such Tax Returns filed after the date of this Agreement shall be prepared in accordance with the most recent past practices of the Company and the Company Subsidiaries as to elections (including an election to apply the safe harbor set forth in Revenue Procedure 91-50, 1991-2 C.B. 778 to the MSAs of the Company and the Company Subsidiaries) and accounting methods and shall be submitted to Parent for its review and approval, which shall not be unreasonably withheld or delayed, no later than 20 Business Days prior to the due date thereof (taking into account proper extensions); provided, however, that Parent’s approval (but not Parent’s review right) shall not be required unless such Tax Returns materially adversely affect Parent, the Company or any Company Subsidiary.  In determining whether such Tax Returns are materially adverse, no consideration shall be given to any indemnification obligations under this Agreement, and Parent’s consent shall not relieve the Members from any such indemnification obligations under this Agreement.

(b)           Notification of Tax Proceedings.  Between the date of this Agreement and the Closing Date, to the extent that the Company or a Member receives notice of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment, or collection of any Tax of the Company or any Company Subsidiary, the Company or such Member shall provide prompt notice to Parent of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from or submitted to the applicable Tax Authority with respect to such matter.

(c)           Tax Elections, Waivers, and Settlements.  The Members shall not, and shall cause the Company and each Company Subsidiary not to take any of the following actions with respect to the Company without Parent’s consent:

(i)            make, revoke or amend any Tax election (other than an election to apply the safe harbor set forth in Revenue Procedure 91-50, 1991-2 C.B. 778 to the MSAs of the Company and the Company Subsidiaries);

(ii)           execute any waiver of restrictions on assessment or collection of any Tax; or

(iii)          enter into or amend any agreement or settlement with any Tax Authority.

(d)           Termination of Existing Tax-Sharing Agreements.  All Tax-sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary shall be terminated on the Closing Date, and, after the Closing Date, neither Parent and its Affiliates, on the one hand, nor the Company or any Company Subsidiaries, on the other, shall be bound thereby or have any liability thereunder to the other party for amounts due in respect of such agreements and arrangements.

(e)           Nonforeign Affidavit.  At least 10 Business Days prior to the Closing, each Member shall furnish Parent an affidavit stating, under penalty of perjury, such Member’s United States taxpayer identification number and that such Member is not a foreign person, pursuant to section 1445(b)(2) of the Code.

7.2.          Post-Closing Tax Covenants; Indemnity.

(a)           Pre-Closing/Post-Closing Taxes; Straddle Period Returns.  Parent shall (i) prepare and file all Tax Returns required to be filed by the Company and each Company Subsidiary after the Closing Date and (ii) cause the Company and each Company Subsidiary to pay all Taxes required to be paid by the Company and each Company Subsidiary after the Closing Date (including any estimated Taxes) that are attributable to periods prior to the Closing Date, including Taxes related to any Straddle Periods (as defined in Section 7.2(b)).  No later than 10 Business Days prior to the due date of any Taxes payable pursuant to this Section 7.2(a) (including any estimated Taxes), the Members shall pay to the Company the amount of any Taxes payable by the Company or any Company Subsidiary which are attributable to periods prior to the Closing Date (including any Straddle Period Taxes) to the extent such Taxes exceed Taxes reserved for on the Closing Date Book Value Statement (after reduction for any Taxes previously paid by the Company on behalf of the Company and the Company Subsidiaries pursuant to Section 7.2(a)).

(i)            Parent shall prepare or cause to be prepared all Tax Returns attributable to a Straddle Period in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable law.  Parent shall elect to apply the safe harbor set forth in Revenue Procedure 91-50, 1991-2 C.B. 778 to the MSAs of the Company and the Company Subsidiaries, and shall cause a copy of any such Straddle Period Tax Return to be made available to the Members for review and approval, which shall not be unreasonably withheld or delayed, no later than 20 Business Days prior to the due date for the filing of such Tax Return (taking into account proper extensions).

(ii)           Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Members shall, nor shall they permit the Company or any Company Subsidiary to, file any amended Tax Return relating to the Company or any Company Subsidiary (or otherwise modify any such Tax Return) with respect to taxable periods prior to the Closing Date without providing Parent advance written notice of such event (which notice shall include a copy of such proposed amended return) at least 20 days prior to the filing thereof and, in the event the amended return materially adversely affects Parent, the Company or any Company Subsidiary (which shall be determined without regard to any indemnification obligations under this Agreement), without obtaining Parent’s prior written consent, which shall not be unreasonably withheld and which consent shall not relieve the Members from any indemnification obligations under this Agreement.  If any of Parent, the Company, any Company Subsidiary or the Members is required by law to file an amended Tax Return for the Company or any Company Subsidiary with respect to taxable periods ending on or prior to the Closing Date, and such amended Tax Return materially adversely affects the Company, any Company Subsidiary or Parent or its Subsidiaries’ tax attributes or position in a post-Closing period, Parent shall have control over the filing of such amended Tax Return and any additional Taxes payable as a result of such amended Tax Return shall be treated in a manner set forth in Section 7.2(a).

(b)           Allocation for Straddle Period.  For purposes of this Agreement, the amount of Taxes of the Company and each Company Subsidiary attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the “Straddle Period”) shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, however, real and personal property Taxes (and any other Taxes not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.

(c)           Indemnification.  Subject to the limitations contained in Article IX of this Agreement, the Members agree to indemnify and hold harmless the Indemnified Parties (as defined in Section 9.2) (including following the Closing, the Company, the Company Subsidiaries and their successors and their respective Members, officers, directors, employees and agents), jointly and severally, from and against any and all Losses (as defined in Section 9.2(a)), asserted against, or paid, suffered or incurred by any Indemnified Party which, directly or indirectly, arise out of, result from, are based upon or relate to:  (A) the inaccuracy, untruth or incompleteness, as of the date of this Agreement or the Closing Date, of any of the representations or warranties made by such Member, the Company or any Company Subsidiary in Section 2.14; (B) any Taxes imposed on the Company or any Company Subsidiary or asserted against the properties, income, or operations of the Company or Company Subsidiary for any taxable period of the Company or such Company Subsidiary prior to the Closing Date, including the pre-Closing portion (as allocable pursuant to Section 7.2(b)) of any Straddle Period, except to the extent such Taxes have been specifically reserved on the Closing Date Book Value Statement; (C) Taxes of another Person claimed from the Company or any Company Subsidiary as a result of the Company or such Company Subsidiary being included prior to the Closing Date in a combined, consolidated or unitary tax group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or, as a transferee or successor, by contract or otherwise; (D) the Members’ obligations for any Transfer Taxes pursuant to Section 7.2(g) hereof; and (E) any breach of a covenant set forth in Section 4.1(xvii).

(d)           Tax Refunds. The Members shall be entitled to any refunds or credits of or against any taxes, interest and penalties attributable to any taxable period ending on or prior to the Closing Date, including the pre-closing portion (as allocable pursuant to the Section 7.02(b)) of any Straddle Period to the extent such amounts exceed Taxes payable on the Final Closing Date Book Value.

(e)           Tax Contest.

(i)            Parent or the applicable Indemnified Party shall notify the applicable Member(s) in writing within 30 calendar days of receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation under this Section 7.2; provided, however, that a failure to give such notice shall not affect Parent’s or such Indemnified Party’s right to indemnification pursuant to Section 7.2(c) unless such failure or delay shall have materially and adversely affected the indemnifying party’s ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim or demand for which Parent or the applicable Indemnified Party is entitled to indemnification hereunder.

(ii)           If a Tax Contest relates to any pre-Closing taxable period or to any Taxes for which a Member is liable hereunder, the Member or Members shall at their expense control the defense and settlement of such Tax Contest but only to the extent that any proposed adjustment does not relate to any period ending after the Closing Date.  To the extent the Member or Members do not assume the defense and settlement of any Tax Contest referred to in the preceding sentence, Parent may defend such Tax Contest (at the Members’ expense) in the manner it deems appropriate including, but not limited to, settling such Tax Contest after giving the Members 20 calendar days’ prior written notice setting forth the terms and conditions of such settlement.  Notwithstanding the foregoing, subject to Section 4.6(b), the Member or Members shall not agree to any settlement concerning Taxes that materially and adversely affects Parent, the Company or any Company Subsidiary without the prior written consent of Parent. In determining whether settlement is materially adverse, no consideration shall be given to any indemnification obligations under this Agreement, and Parent’s consent shall not relieve the Members from any such indemnification obligations under this Agreement.

(iii)          If a Tax Contest relates to any Straddle Period, Parent and, at their election, the Member or Members shall jointly control the defense and settlement of such Tax Contest, and all fees and expenses related to such joint representation shall be paid equally by Parent and the Member or Members pro rata based on tax payments by each such party (including if the Members do not elect to participate in the defense and settlement).

(f)            Cooperation.  The Members and Parent agree to furnish or cause to be furnished to each other, and upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any Tax Return (or for purposes of determining Parent’s tax basis in the Company or the Company’s tax basis in its assets), claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Company’s or any Company Subsidiary’s Tax liability.  The requesting party shall bear all out-of-pocket costs and expenses reasonably incurred by the other party hereto in providing such assistance.  The Members acknowledge that Parent and the Company intend to file, and shall file, an election to treat the Company as a taxable REIT subsidiary (within the meaning of Section 856(l) of the Code) effective as of the Closing Date and the Members hereby consent to such filing.

(g)           Transfer Taxes.  Parent shall be responsible for the filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred in connection with this Agreement or any transaction contemplated thereby.  The Members shall be responsible for the payment of all such Taxes.

(h)           Character of Payments.  The parties agree that any indemnification payments and any other payments or adjustments made pursuant to this Agreement (other than the payment of any amount pursuant to Section 1.14(d)), the return of any Escrow Shares pursuant to Section 1.14(e) and the payment of any Contingent Amount shall be treated for all Tax purposes as an adjustment to the purchase price.

(i)            Survival.  Notwithstanding any term of provision of this Agreement to the contrary, the representations and warranties contained in Section 2.14 and the obligations of the parties set forth in this Article VII shall survive until the 90th day after the expiration of the applicable statute of limitations with respect to the Taxes in question including all periods of extension, whether automatic or permissive.

(j)            Extension Following Delivery of Claim Notice.  Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement relating to any Tax matter, which is the subject of a claim asserted in writing prior to the expiration of the applicable survival period, shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.  Such notice of claim in writing shall describe with reasonable particularity the (i) the representation and warranty or covenant or other agreement that is alleged to have been breached or to have given rise to indemnification, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made or, to the extent that Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith, of the aggregate potential amount of such Losses.  Notwithstanding the foregoing, in no event shall a generalized notice that a claim may be commenced at some point be construed as satisfying the requirements of delivering such notice of claim in writing for the purposes of this tolling provision.

(k)           Exclusive Tax Remedy.  Notwithstanding anything to the contrary in this Agreement, absent fraud, the parties to this Agreement acknowledge and agree that the sole and exclusive remedy with respect to any and all claims relating to Taxes shall be pursuant to the provisions set forth in this Article VII including any claim resulting from a breach or inaccuracy of representations and warranties relating to Taxes, and to the extent there is any conflict between provisions of Article VII and provisions of other Sections of this Agreement with respect to issues or claims relating to Taxes, the provisions of this Article VII shall control.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1.         Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing of each of the following conditions (all or any of which may be waived by Parent in its sole discretion):

(a)           Performance of Obligations; Representations and Warranties.  The Company and the Members shall have performed and complied with in all material respects all covenants and agreements contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing, and each of the Members’ and the Control Members’ representations and warranties contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality or by reference to a Material Adverse Effect) and in all respects (if qualified by materiality or by reference to a Material Adverse Effect) as of the Closing Date as though made on and as of the Closing Date (except as not otherwise prohibited under Article IV), or in the case of representations and warranties made as of a specified date earlier than the Closing Date, shall be true and correct in all material respects (if not qualified by materiality or by reference to a Material Adverse Effect) and in all respects (if qualified by materiality or by reference to a Material Adverse Effect) on and as of such date, in each case except where the failure to be so true and correct, without regard to any materiality or Material Adverse Effect qualifiers contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, and the Control Members shall have delivered a certificate, dated as of the Closing Date to such effect, substantially in the form of Exhibit E attached hereto and each of the Members, solely with respect to their own representations and warranties contained in Section 2.1, shall have delivered a certificate, dated as of the closing date such effect, substantially in the form of Exhibit F attached hereto.

(b)           Governmental Approvals.  Each of Parent, the Company, each Company Subsidiary, the Merger Sub and the Members shall have timely obtained from each Governmental Entity set forth in Schedule 8.1(b) all approvals, non-objections, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated by this Agreement and no such approval, non-objection, waiver or consent shall contain any condition that Parent reasonably determines to be unduly burdensome or otherwise alters the benefits for which Parent bargained in this Agreement.

(c)           Consents.  Parent shall have been furnished with evidence satisfactory to it of the consent, approval or waiver of those Persons listed in Schedule 8.1(c) attached hereto in connection with the transactions contemplated by this Agreement.  Each of such consents, approvals and waivers (i) shall be in form and substance reasonably satisfactory to Parent, (ii) shall not be subject to the satisfaction or waiver of any condition that has not been satisfied or waived and (iii) shall be in full force and effect.

(d)           Injunctions, Etc.  No temporary restraining order, preliminary or permanent injunction or other order issued, enacted, promulgated, enforced or entered by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or Laws and Regulations or orders enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by this Agreement, which prevents or prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

(e)           Good Standing Certificates.  The Company shall have delivered to Parent (a) a copy of the Company Operating Agreement certified by the Secretary of the Company, (b) copies of the certificates or articles of formation or incorporation (or other comparable organizational documents), including all amendments thereto, of the Company and each Company Subsidiary certified by the appropriate official of the jurisdiction of formation or incorporation of such entity, (c) certificates from the appropriate official of the respective jurisdictions of incorporation or formation to the effect that the Company and each Company Subsidiary is in good standing or subsisting in such jurisdiction, listing all charter documents of the Company or the Company Subsidiary, as the case may be, on file and attesting to its payment of all franchise or similar Taxes, and (d) a certificate from the secretary of state or other appropriate official in each jurisdiction in which the Company and each Company Subsidiary is qualified or admitted to do business to the effect that the applicable company is duly qualified or admitted and in good standing in such jurisdiction.

(f)            Employment and Non-Competition Agreements.  The Employment and Non-Competition Agreements shall be in full force and effect, and none of the parties thereto (other than Parent) shall have indicated an intention to repudiate, terminate or challenge the enforceability of any of those agreements.

(g)           Escrow Agreement.  The Members shall have executed and delivered the Escrow Agreement to Parent.

(h)           Lock-Up Agreement.  Except for the Kaplan Members, each of the Members shall have executed and delivered to Parent a copy of the Lock-Up Agreement attached hereto as Exhibit G (the “Lock-Up Agreement”).

(i)            Voting Agreement.  Each of the Members shall have executed and delivered to Parent a copy of the Voting Agreement attached hereto as Exhibit H (the “Voting Agreement”).

(j)            State Mortgage Banking Approvals.  In each state in which the Company is licensed as a mortgage banker or mortgage lender, the Company shall have filed all notices and applications required to be filed upon a change of control of the Company.

(k)           Directorship.  Jason Kaplan shall deliver a letter in form and substance reasonably satisfactory to Parent confirming that he shall no longer serve on the board of directors of Parent after the first anniversary of his one-year term as a Class II Director commencing on the Effective Date.

8.2.         Conditions to the Obligations of the Company and the Members.  The obligation of the Company and the Members to effect the Merger and the other transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions (all of which may be waived by the Company in its sole discretion).

(a)           Performance of Obligations; Representations and Warranties.  Parent and Merger Sub shall have performed and complied with in all material respects all covenants and agreements contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing and each of the representations and warranties of Parent contained in this Agreement shall be true and correct, in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date, in each case except where the failure to be so true and correct, without regard to any materiality or Material Adverse Effect qualifiers contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and Parent shall have delivered to the Members a certificate dated the Closing Date executed on behalf of Parent by an authorized signatory to such effect, substantially in the form attached hereto as Exhibit I.

(b)           Governmental Approvals.  Each of Parent, the Company, each Company Subsidiary, Merger Sub and the Members shall have timely obtained from each Governmental Entity set forth in Schedule 8.1(b) all approvals, non-objections, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated by this Agreement and no such approval, non-objection, waiver or consent shall contain any condition that the Company reasonably determines to be unduly burdensome or otherwise alters the benefits for which the Company bargained in this Agreement.

(c)           Injunctions, Etc.  No temporary restraining order, preliminary or permanent injunction or other order issued, enacted, promulgated, enforced or entered by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or Laws and Regulations or orders enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by this Agreement, which prevents or prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

(d)           Voting Agreement.  The Voting Agreement shall have been executed and delivered to the Members by Parent and the executive officers and directors of Parent set forth in Schedule 8.2(d).

(e)           Escrow Agreement.  The Escrow Agreement shall have been duly executed and delivered by the Escrow Agent and Parent.

(f)            Loan Repayments.  Parent shall have repaid the Outstanding Loans to Citigroup and the Members, as applicable and shall have executed and delivered the Loan Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; APPLICATION OF ESCROW SHARES

9.1.         Survival.

(a)           Representations and Warranties of Parent.  All of the representations and warranties of Parent contained in or made pursuant to this Agreement and the certificate to be delivered by Parent pursuant to Section 8.2(a) shall survive the Closing and shall remain operative and in full force and effect for a period of eighteen months after the Closing Date (such period being referred to as the “Parent Indemnity Period”) with the exception of the representations and warranties contained in Section 3.1 and the last sentence of Section 3.2 which shall survive the Closing and shall remain operative and in full force and effect indefinitely, in each case, regardless of any investigation or statement as to the results thereof made by or on behalf any Person before or after the Closing.  Except as otherwise provided in this Agreement, no claim for indemnification against Parent for breach or violation of, or any inaccuracy or untruth contained in or made pursuant to this Agreement may be asserted after the expiration of the Parent Indemnity Period.

(b)           Representations and Warranties of the Company and the Members  Except as provided in Section 7.2(i), all of the representations and warranties of the Company and the Members contained in or made pursuant to this Agreement and the certificate to be delivered by the Control Members pursuant to Section 8.1(a) shall survive the Closing and shall remain operative and in full force and effect for a period of eighteen months after the Closing Date (such period being referred to as the “Member Indemnity Period”) with the exception of (i) the representations and warranties contained in Sections 2.1(a), 2.1(b), 2.1(c), 2.3(a) and 2.5 which shall survive the Closing and shall remain operative and in full force and effect indefinitely, in each case, regardless of any investigation or statement as to the results thereof made by or on behalf of any Person before or after the Closing and (ii) the representations and warranties contained in Section 2.15 which shall survive until the 90th day after the expiration of the applicable statute of limitations in question, including all periods of extension, whether automatic or permissive.  Except as otherwise provided in this Agreement, no claim for indemnification against the Members for breach or violation of, or any inaccuracy or untruth contained in or made pursuant to this Agreement may be asserted after the expiration of the Member Indemnity Period.

(c)           Covenants and Agreements of the Parties.  Each covenant and agreement contained in this Agreement shall survive the Closing until the date which is 90 days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely.

(d)           Extension following Delivery of a Claim Notice.  Notwithstanding anything herein to the contrary, any representation, warranty, covenant or agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable survival period shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.  Notwithstanding the foregoing, in no event shall a generalized notice that a claim may be commenced at some point be construed as satisfying the requirements of delivering such notice of claim in writing for the purposes of this tolling provision.

9.2.         Indemnification.

(a)           Subject to the limitations contained in this Article IX, the Members shall, severally and not jointly, in accordance with their respective Membership Percentages, indemnify and hold harmless Parent and its Subsidiaries (including, following the Closing, the Company) and their respective employees, agents, directors, and Affiliates and the employees, agents, directors, officers and Affiliates (collectively, the “Parent Indemnified Parties”) from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limitation, liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, “Losses”), asserted against, or paid, suffered or incurred by any Indemnified Party which, directly or indirectly, arise out of, result from, are based upon or relate to: (i) the inaccuracy or untruth, as of the date of this Agreement or the Effective Time, of any representation or warranty made or deemed to have been made by the Company or the Control Members in this Agreement or in the certificate delivered by the Control Members pursuant to Section 8.1(a) (other than (A) Section 2.1 which shall be dealt with exclusively pursuant to Section 9.2(b), and (B) Section 2.14, which shall be dealt with exclusively pursuant to Section 7.2); provided, however, that if any such representation or warranty (other than those contained in Section 2.7(i)) is qualified in any respect by materiality or by reference to a Material Adverse Effect, for purposes of this paragraph such materiality or Material Adverse Effect qualification will in all respects be ignored; (ii) any failure by the Company (with respect to pre-Closing periods) or any Member to perform or fulfill any of its covenants or agreements set forth in this Agreement and (iii) the items listed in Schedule 9.2(a)(iii).

(b)           Subject to the limitations contained in this Article IX, each Member shall severally, not jointly, indemnify and hold harmless the Parent Indemnified Parties from and against any

Losses asserted against, or paid, suffered or incurred by any Indemnified Party which, directly or indirectly, arise out of, result from, are based upon or relate to the inaccuracy or untruth, as of the date of this Agreement or the Effective Time, of any representation or warranty made or deemed to have been made by such Member pursuant to Section 2.1 of this Agreement or in the certificate delivered by such Member pursuant to Section 8.1(a).

(c)           Parent shall indemnify and hold harmless the Members from and against any and all Losses asserted against, or paid, suffered or incurred by any Member which, directly or indirectly, arise out of, result from, are based upon or relate to: (i) the inaccuracy or untruth, as of the date of this Agreement or the Effective Time, of any representation or warranty made by Parent in this Agreement or in the certificate delivered by Parent pursuant to Section 8.2(a); provided, however, that if any such representation or warranty (other than the representation and warranty contained in Section 3.4) is qualified in any respect by materiality or by reference to a Material Adverse Effect, for purposes of this paragraph such materiality or Material Adverse Effect qualification will in all respects be ignored; or (ii) any failure by Parent to perform or fulfill any of its covenants or agreements set forth in this Agreement.

9.3.         Limitation of Liability.

(a)           After the Closing, the Parent Indemnified Parties rights to indemnification under Sections 9.2 and 7.2 shall be subject to the provisions set forth in Section 9.8 and the following limitations: (i) the Parent Indemnified Parties shall be entitled to recover any Loss otherwise recoverable pursuant to Section 9.2(a)(i) or (ii) only if the aggregate of the Losses otherwise recoverable pursuant to Section 9.2(a)(i) or (ii) exceeds $1,750,000 and then only for amounts in excess of such Losses (the “Indemnification Basket”); (ii) in no event shall the aggregate amount to be paid to the Parent Indemnified Parties under Sections 9.2(a)(i) and 9.2(a)(ii) exceed the value of the aggregate Contingent Amount, if any, already paid to the Members and Owners (or Shumate or Koutouzis, if applicable), due and payable to the Members and Owners or that may be due and payable to the Members and Owners in the future (all such amounts being collectively referred to as the “Indemnity Cap Limit”); (iii) in no event will the Members be required to satisfy any claims made by the Parent Indemnified Parties pursuant to Sections 9.2(a)(i) and 9.2(a)(ii) of this Agreement other than by way of Parent’s recourse against the Indemnity Cap Limit; and (iv) in no event shall the aggregate amount to be paid to the Parent Indemnified Parties by any Member pursuant to Section 7.2(c), Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iii), or Section 9.2(b) exceed the aggregate amount of the total consideration received by such Member pursuant to this Agreement, including if applicable, any Contingent Amount received by a Member.  For purposes of clarification, (x) the Indemnification Basket shall not apply to any claim for indemnification made by the Parent Indemnified Parties pursuant to Section 7.2(c) or Section 9.2(a)(iii) and (y) the Indemnity Cap Limit shall not apply to any claim for indemnification made by the Parent Indemnified Parties pursuant to Section 7.2(c), Section 9.2(a)(iii) or Section 9.2(b) although Parent shall at its option, have recourse to the Contingent Amount to satisfy any such claims.

(b)           After the Closing, the Members rights to indemnification under Section 9.2 shall be subject to the following limitations: (a) the Members shall be entitled to recover any Loss otherwise recoverable pursuant to Section 9.2 only if the aggregate of the Losses otherwise recoverable pursuant to Section 9.2 exceeds $1,750,000 and then only for amounts in excess of such Losses (except for Losses relating to any failure to perform or fulfill any covenant pursuant to Section 5.1(a)(1) or (a)(5) which shall be recoverable without regard to such limitation) and (b) in no event shall the aggregate amount to be paid to the Members under Section 9.2(c) exceed the value of the total consideration received by the Members and Owners pursuant to this Agreement.

9.4.         Notice of Claims.  If any party entitled to indemnification hereunder (each, an “Indemnified Party”) believes that it has suffered or incurred any indemnifiable Loss, it shall provide written notice (the “Claim Notice”) to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”) (at the addresses set forth herein) as soon as practicable after suffering such Loss, and in any event within the applicable time period specified in Section 9.1, describing (i) the representation, warranty, covenant or agreement that is alleged to have been breached or to have given rise to a claim for indemnification, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made or, to the extent that Losses are not known or have not been incurred at the time such claim is made, a good faith estimate of the aggregate potential amount of such Losses.  If any legal action is instituted by a third party (a “Third Party Claim”) with respect to which any Indemnified Party is entitled to the benefit of indemnity hereunder, such Indemnified Party shall promptly give a Claim Notice to notify the Indemnifying Party of such legal action.  In any event, a failure or delay in notifying the Indemnifying Party of such legal action shall not affect the Indemnified Party’s right to indemnity, except to the extent the Indemnifying Party actually incurs an incremental expense or otherwise has been materially and adversely prejudiced in its ability to defend against such legal action as a result of the delay.

9.5.         Defense of Third Party Claims.

(a)           In the event of a Third Party Claim, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Third Party Claim, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s cost, risk and expense unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, and (iii) to compromise or settle such Third Party Claim in accordance with subsection (b) below. If the Indemnifying Party fails to assume the defense of an indemnifiable Third Party Claim within 15 calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third Party Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party in accordance with Section 9.5(b).  In the event the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  With respect to an indemnifiable Third Party Claim, the Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with Section 9.5(b) and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Losses by reason of such settlement or judgment.

(b)           Neither the Indemnified Party nor the Indemnifying Party shall compromise or settle any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, except that under no circumstances shall such party be required to consent to the entry of an order for injunctive or other non-monetary relief.

(c)           The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such Indemnifying Party’s attorneys in the investigation, trial and defense of a Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

9.6.         Payment; Set-Off.

(a)           In the event that any Member is obligated to make any payment to the Indemnified Parties in respect of the indemnity granted pursuant to Section 7.2 or this Article IX, such Member shall be permitted to satisfy such obligation (i) through the payment of cash or (ii) by delivering other shares of Parent Capital Stock valued as set forth in the following sentence.  For purposes of this Section 9.6(a), the shares of Parent Common Stock shall be valued at the average daily closing price for the Parent Common Stock on the New York Stock Exchange for the ten trading day period ending on the date immediately preceding the date of delivery of the Parent Common Stock (the “Price”) and shares of Parent Preferred Stock and Class B Preferred Stock shall be valued at the Price multiplied by the Conversion Ratio (as defined in the Articles Supplementary).

(b)           If a Parent Indemnified Party makes a Claim in accordance with the provisions of Section 9.4, Parent shall have the right to withhold all or a portion of any Contingent Amount payable to the Members and Owners (the “Holdback”) in an amount equal to any actual or anticipated Losses listed in the corresponding Claim Notice.  If the Member Representative provides written notice (the “Dispute Notice”) disputing such Claim within thirty days of receipt of the Claim Notice and Parent and the Member Representative are not able to come to resolution regarding such Claim within thirty days thereafter, Parent shall thereafter deposit the Holdback in escrow with Continental Stock Transfer & Trust Company or another escrow agent mutually agreeable to Parent and the Member Representative (the “Indemnity Escrow Agent”) pursuant to an escrow agreement to be signed by the Member Representative and Parent Indemnified Party substantially in the form of the Escrow Agreement, with such changes as required by the Escrow Agent (the “Indemnity Escrow Agreement”).  As provided in the Indemnity Escrow Agreement, the Indemnity Escrow Agent shall receive and hold such disputed amounts until instructed to release such amounts, together with any interest earned thereon, by written authorization from the Member Representative and Parent Indemnified Party or pursuant to a final decision of a court of competent jurisdiction. All fees for such Escrow Agent shall be paid 50% by the Members and Owners and 50% by the Parent Indemnified Party. For purposes of clarification, to the extent that all or a portion of the Contingent Amount, if any, has already been paid to the Members and Owners at the time that Parent brings a timely claim for indemnification under this Agreement, nothing in this Agreement shall preclude Parent from recovering or seeking to recover all of such already paid Contingent Amount from the Members in connection with such claim to the extent that the applicable indemnification limitations set forth in this Agreement have not otherwise been reached.

9.7.         Exclusive Remedy.  Except as provided in Section 7.2(c), the parties hereto agree that the remedies provided by this Article IX shall be the sole and exclusive remedy of Parent, the Surviving Company and the Members following the Closing for the subject matter covered by such indemnification absent fraud or willful misconduct.

9.8.         Other General Limitations.  Notwithstanding anything to the contrary contained in this Agreement, the parties agree that (i) indemnifiable Losses hereunder shall be limited to Losses actually sustained, net of applicable insurance payments received, or any other reimbursement received or tax benefit realized, (ii) no Indemnified Party shall be entitled to any recovery for any Loss to the extent that such recovery would constitute a duplicative payment for the same Loss, (iii) no Indemnified Party shall be entitled to any recovery for punitive, special, exemplary or consequential damages, including, without limitation, lost profits, lost investment or business opportunity, interest, damages to reputation or operating Losses unless a third party recovers such damages from the Indemnified Party or such Indemnified Party becomes obligated to pay such damages to a third party, (iv) no Indemnified Party shall be entitled to any recovery for any Loss attributable to or arising from overhead allocation or general and administrative costs, the internal costs of administering the requirements imposed by or under this Agreement, (v) to the extent a liability is reflected in the Final Closing Date Book Value, the Parent

Indemnified Parties shall not incur a Loss to the extent of such liability for purposes of the Members’ indemnification obligations hereunder, (vi) to the extent that a reserve is fully reflected in the Final Closing Date Book Value, the Parent Indemnified Parties shall not incur a Loss for purposes of Members’ indemnification obligations hereunder for any liability for which such reserve was created unless and only to the extent that such liability is in excess of such reserve, and (vii) Nathaniel S. Gore is executing this Agreement in his representative capacity as trustee of each of the Norden Trusts and, as such shall have no personal obligation in connection with any indemnity or other claim made against the Norden Trusts.  The parties to this Agreement hereby covenant and agree that any claim for indemnification and any claim of any nature made against the Norden Trusts and any obligation of the Norden Trusts pursuant to the terms and conditions of this Agreement shall be satisfied solely from the assets of the Norden Trusts.

ARTICLE X

TERMINATION; EFFECT OF TERMINATION

10.1.       Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)           by mutual written agreement of the parties hereto;

(b)           by either Parent or the Company, if, the Closing shall not have occurred on or before December 15, 2005 or such later date as the parties may agree (provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c)           by Parent, if the Members or the Company shall breach any of their representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.1(a) not to be satisfied prior to the Closing Date and such breach shall not have been cured within 10 Business Days of receipt by such party of written notice of such breach; provided, however, that the right to terminate this Agreement by Parent shall not be available to Parent if Parent is at that time in material breach of this Agreement;

(d)           by the Company, if Parent shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.2(a) not to be satisfied prior to the Closing Date and such breach shall not have been cured within 10 Business Days following receipt by Parent of written notice of such breach; provided, however, that the right to terminate this Agreement by the Company shall not be available to the Company where the Company or the Members are at that time in material breach of this Agreement;

(e)           by either the Company or Parent upon written notice to the other party, 30 days after the date on which any application, notice or other request for approval, non-objection or consent required to be filed with the Governmental Entities set forth in Schedule 8.1(b) shall have been denied, objected to or withdrawn at the request or recommendation of the Governmental Entity, unless within the 30-day period following such denial, objection or withdrawal, the parties hereto agree to file, and have filed, with the applicable Governmental Entity, a petition for re-hearing or an amended application, notice or other request for approval, non-objection or consent; provided, however, that no party should have a right to terminate this Agreement, pursuant to this Section 10.1(e) if such denial, objection, or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement; and

(f)            by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

10.2.       Effect of Termination.  If this Agreement is validly terminated by either the Company or Parent pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of any of the Company, Parent, the Members or Merger Sub (or any of their respective Representatives or Affiliates), except to the extent that such termination results from the knowing and willful breach by a party hereto of any of its representations, warranties, or covenants or agreements set forth in this Agreement; provided that (a) the provisions of Section 4.3(b) (Confidentiality), Section 11.1 (Expenses), Section 14.1 (Press Releases), Section 14.7 (Governing Law) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful breach in connection with this Agreement or the transactions contemplated hereby.

ARTICLE XI

FEES AND EXPENSES

11.1.       Payment of Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense.  In no event shall Parent be liable (before or after the Closing) for any fees and expenses of the Company or the Members relating to the transactions contemplated by this Agreement.

ARTICLE XII

MEMBER REPRESENTATIVE

12.1        Appointment of Representative.

(a)           Each Member, by the execution of this Agreement, hereby appoints Peter Norden (the “Member Representative”) as his exclusive agent to act on his behalf with respect to all matters arising under this Agreement and the Escrow Agreement, to take any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement in connection therewith, including, but not limited to, (i) actions pursuant to Sections 1.14, 1.15 and 9.6 of this Agreement, (ii) Article II of the Escrow Agreement,  (iii) making any amendments to this Agreement and the Escrow Agreement, and (iv) engaging counsel, accountants or other representatives in connection with the foregoing matters.  The Member Representative shall take, and the Members agree that the Member Representative shall take, any and all actions which he believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Members with respect to the matters specified, as fully as if the Members were acting on their own behalf, including, without limitation, dealing with Parent, the Auditor and the Escrow Agent.  Parent and the Escrow Agent shall have the right to rely upon all actions taken or omitted to be taken by the Member Representative pursuant to this Agreement or the Escrow Agreement, all of which actions or omissions shall be legally binding upon each of the Members.

(b)           Grant of Power of Attorney.  Each Member, by execution of this Agreement, hereby irrevocably appoints the Member Representative, as attorney in fact on all matters referred to in Section 12.1(a), in the Member Representative’s absolute, sole and binding discretion.  Each

Member agrees to refrain from taking any action contrary to or in any manner inconsistent with the terms of this Agreement.  Each Member agrees that this grant of power of attorney is irrevocable and coupled with an interest.  In discharging its powers under this Agreement, the Member Representative may rely upon advice of counsel, and any decision made or action taken by the Member Representative in reliance upon such advice of counsel shall be deemed to have been made in good faith by the Representative.

12.2        Successor Representative.

(a)           The Member Representative may at any time resign and be discharged of the duties imposed hereunder by giving notice to the Parent, Escrow Agent and the Members at least thirty (30) business days prior to the date specified for such resignation to take effect, in which case, upon the effective date of such resignation.  The Member Representative shall have no liability for any claims by any of the Members, except in the event of the Member Representative’s willful misconduct.

(b)           Upon the death or disability of the Member Representative, or the resignation of the Member Representative in accordance with Section 12.2(a), Martin J. Levine will serve as the successor representative under this Agreement.  If Martin J. Levine is unwilling or unable to serve as the successor representative, or upon such time as Martin J. Levine ceases to act as successor representative in accordance with the provisions of Section 12.2(a), the Members shall determine by vote of the majority of the interests held by the Members eligible to vote, who shall succeed the current Member Representative as the successor representative.

(c)           Any successor representative shall have all the authority and responsibility of the original Member Representative named herein, including but not limited to, the substitution of the successor representative as the power of attorney for each Member as set forth in Section 12.1(b).  The term “Member Representative” used herein shall include any successor representative duly appointed or elected in accordance with the terms of this Section.

12.3        Indemnification. Each of the Members, by execution of this Agreement, shall jointly and severally indemnify and hold the Member Representative harmless against any loss, liability, claim, damage, injury, demand or expense, including reasonable legal fees, arising out of or in connection with the performance of the Member Representative’s obligations hereunder.  The right of the Member Representative to indemnification under this Section 12.3 shall survive the termination of this Agreement.

ARTICLE XIII

DEFINITIONS

13.1.       Definitions.  As used in this Agreement the terms set forth below shall have the following meanings:

“80% Parent Capital Stock Requirement” has the meaning set forth in Section 4.6(c).

“Acquisition Transaction” has the meaning set forth in Section 4.2.

“Affiliate” (i) with respect to any specified Person, means such person’s relatives, beneficiaries, spouse or ex-spouse or any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and (ii) with respect to a legal entity such as a corporation, partnership, or limited liability corporation, has the same meaning as specified under Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

“Aggregate Payment” has the meaning set forth in Section 1.15(b).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 4.6(c).

“Articles Supplementary” means the Parent’s Articles Supplementary Establishing and Fixing the Rights and Preferences of Series of Shares of Preferred Stock in the form attached hereto as Exhibit K.

“Assets” has the meaning set forth in 2.21(a).

“Auditor” has the meaning set forth in Section 1.14(f)(i).

“Authorizations” has the meaning set forth in Section 2.11(b).

“Base Shortfall Amount” has the meaning set forth in Section 1.14(e).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks in New York State are required to close.

“Business Restrictions” has the meaning set forth in Section 2.10.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Citigroup Credit Agreement” means the Credit Agreement, dated as of March 22, 2005, as amended, by and among the Company, Citigroup Global Markets Realty Corp., as administrative agent and collateral agent, and various lenders parties thereto from time to time.

“Claim Notice” has the meaning set forth in Section 9.4.

“Class B Preferred Stock” has the meaning set forth in Section 4.6(d).

“Closing” has the meaning set forth in Section 1.13.

“Closing Date” has the meaning set forth in Section 1.13.

“Closing Date Book Value” has the meaning set forth in Section 1.14(b).

“Closing Date Book Value Statement” has the meaning set forth in Section 1.14(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Documents” means the Employment and Non-Competition Agreements, the Escrow Agreement, the Orderly Distribution and Lock-Up Agreement, the Voting Agreement and any other agreement, instrument, certificate, memorandum, schedule or other document delivered by a Person or any of its respective directors, officers, employees or trustees pursuant to this Agreement or in connection with the Merger or the transactions contemplated by this Agreement.

“Common Stock Exchange Amount” has the meaning set forth in Section 1.4(c)(i).

“Common Stock Number” has the meaning set forth in Section 1.4(c)(i).

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 2.1(g).

“Company Disclosure Schedule” has the meaning set forth in the Preamble to Article II.

“Company Employee Plans” has the meaning set forth in Section 2.15(a).

“Company ERISA Affiliate” has the meaning set forth in Section 2.15(a).

“Company Loan” means a Mortgage Loan of which the Company or a Company Subsidiary is the sole beneficial owner and holder of legal title and in which no other Person has any interest.

“Company Material Contracts” has the meaning set forth in Section 2.20(a).

“Company Membership Interests” has the meaning set forth in Recital B.

“Company Operating Agreement” has the meaning set forth in Section 2.5(b).

“Company Regulatory Affiliate” has the meaning set forth in Section 2.17.

“Company Subsidiary” has the meaning set forth in Section 2.4.

“Confidential Information” has the meaning set forth in Section 2.13(k).

“Contingent Amount” shall mean the amounts payable, if any, to the Members pursuant to Section 1.15.

“Control Members” means Peter Norden, Rick Floyd and Martin Levine.

“Conversion” means the conversion of shares of Parent Preferred Stock into shares of Parent Common Stock at such time as such conversion is approved by the requisite Stockholders of Parent in accordance with the terms of Parent’s Articles of Amendment and Restatement and pursuant to Articles Supplementary to be filed with the Maryland Secretary of State after the date hereof.

“Conversion Proposal” has the meaning set forth in Section 5.4(a).

“Conversion Ratio” means the average daily closing price for the Parent Common Stock on the New York Stock Exchange for the ten trading day period ending on the date of Conversion multiplied by the number of shares of Parent Common Stock received upon Conversion.

“Correspondent Agreement” means any agreement, as amended or modified, for the acquisition or sale of any Mortgage Loan originated or brokered by or to the Company or any Company Subsidiary, including all Investor guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to such agreements.

“CSG” has the meaning set forth in Section 4.1(b)(i).

“Demand Party” has the meaning set forth in Section 5.1(a)(v).

“Derivative Products” has the meaning set forth in 2.25.

“Dispute Notice” has the meaning set forth in Section 9.6(b).

“DLLCA” has the meaning set forth in Section 1.1.

“Earn Out Period” has the meaning set forth in Section 1.15(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Agreement” has the meaning set forth in Section 1.4(c)(ii).

“Employment and Non-Competition Agreements” has the meaning set forth in Recital F.

“Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other Persons, including the public.

“Escrow Agent” means a national bank or trust company designated by Parent and reasonably acceptable to the Company.

“Escrow Agreement” shall mean an agreement substantially in the form of Exhibit J, executed and delivered at the Closing.

“Escrow Fund” means the Escrow Shares and all non-cash dividends and other distributions with respect to the Escrow Shares.

“Escrow Shares” has the meaning set forth in Section 1.14(a).

“Escrow Percentage” has the meaning set forth in Section 1.14(a).

“Excess Book Value” has the meaning set forth in Section 1.14(d).

“Excess Shortfall Amount” has the meaning set forth in Section 1.14(e).

“Exchange Act” has the meaning set forth in Section 2.19.

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the Federal Housing Administration regulations.

“Final Closing Date Book Value” means the final Closing Date Book Value as determined pursuant to the penultimate sentence of Section 1.14(b) or pursuant to Section 1.14(f) by Parent and the Member Representative or the Auditor, as the case may be.

“Final Shortfall Amount” has the meaning set forth in Section 1.14(e).

“Final Shortfall Share Amount” has the meaning set forth in Section 1.14(e).

“Final Yearly Statements” means, for each applicable annual period, the final statement of Residual Cash Flows, the final Statement of Payment Calculation and the final Statement of Aggregate Payment with respect to such annual period, in each case as determined pursuant to the penultimate sentence of Section 1.15(a) or pursuant to Section 1.15(d) by Parent and the Member Representative or the Auditor, as the case may be.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States.

“GNMA” means the Government National Mortgage Association, or any successor thereto.

“Governmental Entity” has the meaning set forth in Section 2.5(c).

“Governmental Order” means any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Holdback” has the meaning set forth in Section 9.6(b).

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Immediate Family Members” shall mean, with respect to any individual, the spouse, parents, parents-in-law, siblings, siblings-in-law, children and grandchildren of such individual and includes step and adoptive relationships.

“Indemnification Basket” has the meaning set forth in Section 9.3(a).

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnified Person” has the meaning set forth in Section 5.5(c).

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Indemnifying Person” has the meaning set forth in Section 5.5(c).

“Indemnity Cap Limit” has the meaning set forth in Section 9.3(a).

“Indemnity Escrow Agent” has the meaning set forth in Section 9.6(b).

“Indemnity Escrow Agreement” has the meaning set forth in Section 9.6(b).

“Initial Stock Consideration” has the meaning set forth in Section 5.1(a)(i).

“Intellectual Property” means (i) all names, including names of all entities owned or product names previously acquired by the Company or any Company Subsidiary, brands, and slogans embodying business or product goodwill or indications of origin, all registered and unregistered trademarks, trade names, service marks and applications therefor (“Marks”), and all of the goodwill of the Company and any Company Subsidiary in conjunction with which such Marks are being used; (ii) all current and future patents, patent applications and inventions to which the Company or any Company Subsidiary is or will be an assignee or owner, including, but not limited to, any provisional, utility, continuation, continuation-in-part or divisional applications filed in the U.S. or other jurisdiction and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all ownership rights to any copyrightable works, both published and unpublished, including all copyright registrations; (iv) all computer and electronic data processing programs and software programs (in both source code and object code form) and related documentation, research projects, computer software under development, software concepts owned and proprietary intellectual property, processes, formulae and algorithms, including all intellectual property used in the ownership, marketing, development, maintenance, support and delivery of the software, all as presently owned or licensed by the Company or any Company Subsidiary; (vi) all inventions, improvements, developments, modifications and derivative works, know-how and trade secrets owned by the Company or any Company Subsidiary or any of their employees, whether or not reduced to practice, which the Company or any Company Subsidiary or any employee or former employee of the Company or any Company Subsidiary, together or individually, alone or in combination with each other or any other Person, has made; and (vii) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing.

“Investor” means any Person to whom the Company or any Company Subsidiary may sell Mortgage Loans pursuant to a Correspondent Agreement or any other agreement, including, without limitation, Fannie Mae, Freddie Mac, GNMA, VA and FHA.

“IRS” has the meaning set forth in Section 1.11.

“Kaplan Members” means Helen Kaplan, Amy Kaplan-Schaefer, Jason Kaplan, Lisa Kaplan, Morris Kaplan, Morris Kaplan, as custodian for Nathan Kaplan and Ronald Blumstein.

“Koutouzis” has the meaning set forth in Section 1.4(c)(ii).

“Koutouzis Acknowledgment Agreement” means that certain Acknowledgment, dated as of January 7, 2002, by and between the Company and Alex Koutouzis, as amended by Amendment #1 to Acknowledgment, dated as of December 1, 2004.

“Laws and Regulations” means all federal, state, local and foreign laws, rules, regulations and ordinances, including, without limitation, federal, state local, foreign laws, rules, regulations and ordinances with respect to the business conducted by any Person and Environmental and Safety Laws.

“Liabilities” means, without limitation, (i) all liabilities that would be included on a balance sheet in accordance with GAAP, (ii) all amounts whether fixed or contingent that are payable to terminate all contracts, agreements (written or oral), leases, or to pay all severance payments under any employment or service agreements, including employees or service providers terminated prior to Closing, (iii) all amounts whether fixed or contingent that are payable to discharge or satisfy any Liens, environmental claims, intellectual property claims, litigation claims, Tax claims, employee benefit plans or claims or any damages, whether known or unknown, that arise out of or are based on any fact, condition, event or circumstance that existed on or prior to the Closing Date, (iv) all costs, expenses or other amounts that have been incurred by the Company or any Company Subsidiary to consummate the transactions contemplated by this Agreement, and (v) any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, that arises from any contract, agreement (written or oral), fact, condition, event or circumstance that existed on or prior to the Closing Date; provided, however, that for the purposes of determining the aggregate amount of Liabilities pursuant to this Agreement, any Liability that may fall within more than one of the categories set forth in the preceding sentence shall be counted only once.

“Liens” mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind, except for (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore on the Financial Statements; (b) statutory liens of landlords, lien of carriers, warehousemen’s, mechanics and materialmen’s and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable and (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore on the Financial Statements; (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs in each case in the ordinary course of business consistent with past practice; (d) purchase money security interest incurred in the ordinary course of business, consistent with past practice; and (e) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of the Company’s operations and do not or would not materially detract from the value of the property to which such encumbrance relates.

“Lock-Up Agreement” has the meaning set forth in Section 8.1(h).

“Losses” has the meaning set forth in Section 9.2(a).

“LTIP Plan” means the Company’s 2005 Restricted Equity Interest Award Plan, as amended.

“Material Adverse Effect” means any circumstance, change in or effect on any Person or any of its Subsidiaries that, individually or in the aggregate with any other circumstance, changes in or effects on, such Person or any of its Subsidiaries, is, or would reasonably be expected to be materially adverse to the assets, business, operation, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that none of the following, to the extent arising after the date of this Agreement, shall constitute a Material Adverse Effect:  (i) any circumstance, change or effect affecting generally the United States or world equity markets or any material portion thereof or (ii) any circumstance, change, or effect arising out of, resulting from, based upon or relating to the announcement or pendency of the transactions contemplated by this Agreement or compliance with the terms of, or the taking of any action required by, this Agreement.

“MD” has the meaning set forth in Schedule 1.14(b).

“Member” has the meaning set forth in the Preamble.

“Member Indemnity Period” has the meaning set forth in Section 9.1(b).

“Member Notes” means (i) the Demand Promissory Notes, each dated August 1, 2005, held by Michael Kaplan, Rick Floyd, Peter Norden and Martin Levine in the aggregate principal amount of $10,833,000 and (ii) the Second Amended and Restated Non-Negotiable Subordinated Promissory Notes, each dated August 1, 2005, held by Michael Kaplan, Peter Norden and Martin Levine in the aggregate principal amount of $7,500,000.

“Member Representative” has the meaning set forth in Section 12.1(a).

“Members” has the meaning set forth in the Preamble.

“Membership Percentage” means (i) for purposes of Section 1.14 (except 1.14(c)) and Section 9.2, the Company Membership Interest of a Member, expressed as a percentage of all Company Membership Interests outstanding other than the Company Membership Interests held by the Owners, and (ii) for all other purposes, the Company Membership Interest of a Member or Owner, expressed as a percentage of all Company Membership Interests outstanding, each as set forth on Schedule 13.1 which shall be updated prior to the Closing by the Member Representative pursuant to Section 1.4(c)(iv).

“Merger” has the meaning set forth in Recital D.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Membership Interests” has the meaning set forth in Section 1.4(a).

“Mortgage” means a mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first or second lien on a fee simple estate in real property securing a Mortgage Loan.

“Mortgage Loan Requirements” means the terms of (i) the Mortgage and Mortgage Note related to each Mortgage Loan, (ii) all federal, state and local laws, statutes, rules, regulations, requirements, administrative rulings or orders, and (iii) all requirements of or responsibilities and obligations to a warehouse lender, Investor, agency or insurer with respect to the warehousing, processing, underwriting, credit approval, origination, insuring, servicing, purchase, securitization, sale or filing of claims, as applicable, relating to the Mortgage Loans

“Mortgage Loans” means 1-4 family residential mortgage loans and commercial mortgage loans (a) in which the Company or any Company Subsidiary is the mortgagee of record or the Company or any Company Subsidiary has a legal or beneficial ownership interest; or (b) that is serviced or subserviced by the Company or a Company Subsidiary.

“Mortgage Note” means the original executed note or other evidence of indebtedness evidencing a Mortgage Loan.

“Mortgage Servicing Agreement” means any agreement between the Company or a Company Subsidiary (whether as a servicer or otherwise), on the one hand, and any other party (including Investor or a servicer), on the other hand, setting forth the terms and conditions under which a Mortgage Loan or other obligations related to a Mortgage Loan have been and are to be serviced or subserviced and which may be incorporated in general guidelines, handbooks, rules, regulations, promulgations and other issuances of an Investor, each as amended from time to time.

“MSAs” has the meaning set forth in Section 2.14(r).

“New Share Amount” has the meaning set forth in Section 1.14(e).

“Norden Designee” has the meaning set forth in Section 5.6(a).

“Norden Group Members” means Peter R. Norden and the Norden Trusts.

“Norden Trusts” means the Alyssa Blake Norden Trust of 1993, the Michael Jared Norden Trust of 1993, the Amy Suzanne Norden Trust of 1993 and any other trusts exclusively for the benefit of the minor or adult lineal descendants of Peter R. Norden.

“Original Members” mean Peter Norden, Rick Floyd, Martin Levine, Helen Kaplan, Amy Kaplan-Schaefer, Jason Kaplan, Lisa Kaplan, Morris Kaplan, Morris Kaplan, as custodian for Nathan Kaplan, Ronald Blumstein, Alyssa Blake Norden Trust Of 1993, Michael Jared Norden Trust Of 1993 and Amy Suzanne Norden Trust Of 1993.

“Outstanding Loans” has the meaning set forth in Section 5.3.

“Owners” means Mary Schannault, Jeffrey Pancer, Grace Currid, Frank Plenskofski, Robert Filiberto, Timothy O’Neill, Joseph Amoroso, John Palmiotto, Frank Perno and any other Person who acquires a Company Membership Interest as permitted by Section 4.1(b)(v).

“Owners Agreement” has the meaning set forth in Section 1.4(c)(iii).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 3.3.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Common Stock” has the meaning set forth in Section 1.4(c)(i).

“Parent Contingent Consideration” has the meaning set forth in Section 4.6(d).

“Parent Disclosure Schedule” has the meaning set forth in the Preamble to Article III.

“Parent Financial Statements” has the meaning set forth in Section 3.4.

“Parent Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Parent Indemnity Period” has the meaning set forth in Section 9.1(a).

“Parent Preferred Stock” has the meaning set forth in Section 1.4(c)(i).

“Parent SEC Documents” has the meaning set forth in Section 3.4.

“Parent Stock Option Plan” has the meaning set forth in Section 3.2.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, other business organization, trust, association or entity or government agency or authority.

“Preferred Stock Exchange Amount” has the meaning set forth in Section 1.4(c)(i).

“Preferred Stock Number” has the meaning set forth in Section 1.4(c)(i).

“Price” has the meaning set forth in Section 9.6(a).

“Registration Expenses” has the meaning set forth in Section 5.1(c).

“Registration Period” has the meaning set forth in Section 5.1(a)(iv).

“Registration Statement” has the meaning set forth in Section 5.1(a)(i).

“Registrable Shares” has the meaning set forth in Section 5.1(a)(i).

“Regulatory Agreement” has the meaning set forth in Section 2.19.

“REIT” has the meaning set forth in Section 5.8.

“Reorganization” has the meaning set forth in Section 4.6.

“Representative” has the meaning set forth in Section 4.2.

“Repurchased Loan” means any Mortgage Loan that the Company or a Company Subsidiary has repurchased (or is subject to a repurchase) from an Investor or other purchaser due to a breach of a representation or warranty which causes such Mortgage Loan to be ineligible for sale pursuant to a Correspondent Agreement or similar agreement.

“Residual Interests” has the meaning set forth in Section 2.24.

“Residual Line of Credit” has the meaning set forth in Section 4.1(b)(iv).

“SEC” means the Securities and Exchange Commission.

“Secretary of State” has the meaning set forth in Section 1.2.

“Securities Act” has the meaning set forth in Section 2.1(f).

“Selling Expenses” has the meaning set forth in Section 5.1(c).

“Shortfall Payment Date” has the meaning set forth in Section 1.14(e).

“Shumate” has the meaning set forth in Section 1.4(c)(ii).

“Shumate Acknowledgement Agreement” means that certain Acknowledgement, dated as of January, 2002, by and between the Company and Gregory Shumate, as amended by Amendment #1 to Acknowledgement, dated as of September 1, 2002, as further amended by Amendment #2 to Acknowledgement, dated as of December 1, 2004.

“SouthStar Funding” has the meaning set forth in Section 2.20(a)(xvi).

“SouthStar Partners” has the meaning set forth in Section 2.20(a)(xvi).

“SouthStar Spin-Off” means (i) the distribution of the Company’s membership interests in SouthStar Funding to the members of the Company on a pro rata basis in accordance with each member’s interests in the Company and the subsequent assignment of these membership interests to SouthStar Partners, (ii) the distribution of certain debt obligations of the Company to the members of the

Company and the subsequent assumption of these debt obligations by SouthStar Partners and (iii) the assignment of certain debt obligations of employees of the Company evidenced by term promissory notes to SouthStar Partners and all other actions taken in connection therewith by the Members of the Company.

“SRO” has the meaning set forth in Section 2.5(c).

“Statement of Aggregate Payment” has the meaning set forth in Schedule 1.15(a).

“Statement of Payment Calculation” has the meaning set forth in Schedule 1.15(a).

“Statement of Residual Cash Flows” has the meaning set forth in Schedule 1.15(a).

“Straddle Period” has the meaning set forth in Section 7.2(b).

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner or managing member.

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Membership Interests” has the meaning set forth in Section 1.4(a).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

“Tax Authority” has the meaning set forth in Section 2.14(c).

“Tax Contest” has the meaning set forth in Section 7.2(e)(i).

“Tax Defense” has the meaning set forth in Section 4.6(b).

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Total Compensation” has the meaning set forth in Section 2.16.

“Treasury Regulations” means regulations promulgated under the Code by the U.S. Treasury Department.

“UBS Agreements” means, collectively, the Amended and Restated Mortgage Loan Purchase Agreement and the Amended and Restated Mortgage Loan Repurchase Agreement, each dated as of May 1, 2004 and related ancillary documents.

“Unaudited Financial Statements” has the meaning set forth in Section 2.6(a)(ii).

“VA” means the Veterans Administration or any successor thereto.

“Voting Agreement” has the meaning set forth in Section 8.1(i).

“Yearly Statements” has the meaning set forth in Section 1.15(a).

ARTICLE XIV

MISCELLANEOUS

14.1.       Press Releases.  Except as required by law, none of the parties to this Agreement shall issue any press release or otherwise make public any information with respect to the subject matter of this Agreement nor the transactions contemplated hereby, without the prior written consent of Parent in the case of a proposed press release or public disclosure by the Company or any Member, or the Company and the Member Representative in the case of a proposed press release or public disclosure by Parent or Merger Sub.  In the event that a public release is required to be filed or released by law, the non-releasing party shall, if reasonably practicable be provided with a reasonable opportunity to review and comment on the proposed press release or other information prior to issuance.

14.2.       Integration.  This Agreement and the agreements expressly referred to or contemplated herein set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements, and the Exhibits hereto, there are no representations or warranties, express or implied, made by any party to this Agreement (or any of their Affiliates) with respect to the subject matter of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

14.3.       Permitted Assigns.  Notwithstanding anything to the contrary contained herein or in any Orderly Distribution and Lock Up Agreement, any Member may transfer such Member’s shares of Parent Common Stock, Parent Preferred Stock or Class B Preferred Stock to trusts (including charitable remainder trusts), limited partnerships or limited liability companies controlled by or for the benefit of the Immediate Family Members of such Member; provided that notwithstanding such transfer the transferring Member shall remain liable for all of such Member’s obligations (including indemnification obligations) pursuant to this Agreement up to the full limitations set forth in this Agreement.

14.4.       Assignment and Binding Effect.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

14.5.       Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof only by a written instrument duly executed by such party.

14.6.       Notices.  Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 14.5), by reputable overnight courier service or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below.

If to Parent or Merger Sub:

BIMINI MORTGAGE MANAGEMENT, INC.
3305 Flamingo Drive

Vero Beach, Florida 32963
Attention:  Jeffrey J. Zimmer
Facsimile No.:  (772) 231-1477
Telephone No.:  (772) 231-1400

with a copy to:

CLIFFORD CHANCE US LLP
31 West 52nd Street

New York, New York  10019
Attention:  Robert E. King, Jr., Esq.

Facsimile No.:  (212) 878-8375
Telephone No.:  (212) 878-8000

If to the Company:

OPTEUM FINANCIAL SERVICES, LLC

W. 115 Century Road

Paramus, New Jersey 07652

Attention:  Peter Norden

Facsimile No.:  (201) 225-2878
Telephone No.:  (201) 225-2000

with a copy to:

ZUKERMAN GORE & BRANDEIS, LLP

875 Third Avenue

New York, New York 10022

Attention:  Nathaniel Gore, Esq.

Facsimile No.:  (212) 223-6433
Telephone No.:  (212) 223-6700

If to the Members:

To the addresses set forth on the signature pages to this Agreement.

Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

14.7.       Amendment.  This Agreement shall not be amended, modified, revised, supplemented or terminated orally and no waiver of compliance with any provision hereof and no consent provided for herein shall be effective other than by a written instrument executed by Parent, the Company and the Member Representative.  This Agreement may be amended upon the taking of requisite corporate or limited liability action, as the case may be, by the relevant Person.

14.8.       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

DELAWARE WITHOUT GIVING EFFECT TO ANY DELAWARE CHOICE OF LAW PRINCIPLES.

14.9.       Third Party Beneficiaries.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

14.10.     Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect.  Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

14.11.     Extensions.  At any time prior to the Effective Time, either party may by appropriate action, in writing, extend the time for compliance by or waive performance of any representation, warranty, agreement, condition or obligation of the other party.

14.12.     Section Headings; Interpretation.  All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.  In this Agreement, words importing the singular shall include the plural and vice versa.

14.13.     Exhibits; Disclosure Schedule.  All Exhibits referred to herein and in the Company Disclosure Schedule are intended to be and hereby are specifically made a part of this Agreement.  Each exception to a representation or warranty that is set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and, except as otherwise specifically stated with respect to such exception in such Disclosure Schedule, relates only to such Section.

14.14.     Counterparts.  This Agreement may be executed in two or more originals or facsimile counterparts, each of which shall be deemed an original, but when taken together shall constitute one instrument.

14.15.     Specific Enforcement.  Each party expressly agrees that one or more of the other parties will be irreparably damaged if this Agreement is not specifically enforced.  Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement, the non-breaching party or parties shall in addition to all other remedies, be entitled to a temporary or permanent injunction, without any showing of any actual damage, or a decree for specific performance, in accordance with the provision hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has executed, or has caused to be executed by its duly authorized representative, this Agreement as of the date first written above.

BIMINI MORTGAGE MANAGEMENT, INC.

By:	/s/ Jeffrey J. Zimmer
	Name:	Jeffrey J. Zimmer
	Title:	Chief Executive Officer

BIMINI ACQUISITION LLC

By:	/s/ Jeffrey J. Zimmer
	Name:	Jeffrey J. Zimmer
	Title:	Chief Executive Officer

OPTEUM FINANCIAL SERVICES, LLC

By:	/s/ Peter Norden
	Name:	Peter Norden
	Title:	Chief Executive Officer

/s/ Helen Kaplan
Helen Kaplan

Address for Notice:
1 Brookdale Court
Highland Park, New Jersey 08904

/s/ Martin Levine
Martin Levine

Address for Notice:
227-1 Beachfront
Manasquan, New Jersey 08736

/s/ Peter Norden
Peter Norden

Address for Notice:
800 South Ocean Boulevard, PH-4
Boca Raton, Florida 33432

/s/ Amy Kaplan-Schaefer
Amy Kaplan-Schaefer

Address for Notice:
110 Fern Road
East Brunswick, New Jersey 08816

/s/ Jason Kaplan
Jason Kaplan

Address for Notice:
L’ambiance Court
Highland Park, New Jersey 08904

/s/ Lisa Kaplan
Lisa Kaplan

Address for Notice:
4 Combs Place
Milltown, New Jersey 08850

/s/ Morris Kaplan
Morris Kaplan

Address for Notice:
106 Haven Way, Morganville
New Jersey 07751

/s/ Morris Kaplan
Morris Kaplan, as custodian for Nathan Kaplan

Address for Notice:
106 Haven Way, Morganville
New Jersey 07751

Alyssa Blake Norden Trust of 1993

By:	/s/ Nathaniel Gore
Name: Nathaniel Gore
Title: Trustee

Address for Notice:
c/o Zukerman Gore & Brandeis, LLP
875 Third Avenue, 28th Floor
New York, New York 10022

Michael Jared Norden Trust of 1993

By:	/s/ Nathaniel Gore
Name: Nathaniel Gore
Title: Trustee

Address for Notice:
c/o Zukerman Gore & Brandeis, LLP
875 Third Avenue, 28th Floor
New York, New York 10022

Amy Suzanne Norden Trust of 1993

By:	/s/ Nathaniel Gore
Name: Nathaniel Gore
Title: Trustee

Address for Notice:
c/o Zukerman Gore & Brandeis, LLP
875 Third Avenue, 28th Floor
New York, New York 10022

/s/ Rick Floyd
Rick Floyd

Address for Notice:
120 Wyngate Way
Fayetteville, Georgia 30214

/s/ Ronald Blumstein
Ronald Blumstein

Address for Notice:
25 Wychwood Way
Warren, New Jersey 07059